Exhibit (a)(1)(A)

SERENA SOFTWARE, INC.

OFFER TO PURCHASE FROM ELIGIBLE EMPLOYEES

ALL OUTSTANDING ELIGIBLE OPTIONS

TO PURCHASE COMMON STOCK FOR CASH

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE ON

MARCH 10, 2006, AT 9:00 P.M., PACIFIC TIME,

UNLESS THE OFFER IS EXTENDED

Serena Software, Inc. (“Serena,” “we,” “us” or “our”) is offering to purchase from all Eligible Employees, who are identified below, all, but not less than all, of their outstanding Eligible Options to purchase shares of Serena common stock, which options are described below. Serena is making this offer upon the terms and subject to the conditions set forth in this offer to purchase and the accompanying election form and other documents. Upon the completion of this offer, the Eligible Options of each Eligible Employee that has validly tendered and not withdrawn all of his or her Eligible Options will be cancelled and we will pay to such Eligible Employee with respect to all of his or her Eligible Options a cash amount equal to the greater of the following, less any applicable tax withholdings:

•	the aggregate “spread value” of all Eligible Options of such Eligible Employee, with the spread value for each Eligible Option being equal to the product of (x) the excess, if any, of U.S. $24.00 per share over the per share exercise price of such Eligible Option multiplied by (y) the number of shares of Serena common stock issuable upon exercise of such Eligible Option; or

•	U.S. $500.

With respect to the first bullet point above, although the spread value will be calculated separately for each of your Eligible Options that you tender, you only will receive one payment pursuant to that bullet point, which will be equal to the aggregate spread value for all of your Eligible Options. As provided in the second bullet point above, if you elect to participate in this offer, in no event will you receive less than U.S. $500.00, less any applicable tax withholdings, in exchange for all of your Eligible Options.

You are eligible to participate in this offer only if you are an “Eligible Employee,” which means that you are a current or former employee of Serena or one of its subsidiaries who satisfies each of the following requirements:

•	you may not be a member of our management whom we have notified in writing prior to the date of this offer to purchase;

•	you must reside in the United States, Australia, Belgium, Canada, France, Germany, India, Italy, Japan, the Republic of Korea, Singapore, Sweden, Switzerland, Taiwan or the United Kingdom; and

•	you must hold outstanding options to purchase shares of Serena common stock granted under (a) the Serena Amended and Restated 1997 Stock Option and Incentive Plan (but excluding any options granted pursuant to this plan that are exercisable for outstanding shares of Serena common stock held by The Merant Employee Benefit Trust 1994 or The Merant Employee Benefit Trust 2003), (b) the Intersolv Inc. 1992 Stock Option Plan or (c) the Intersolv Inc. 1997 Employee Stock Option Plan.

This offer to purchase only applies to “Eligible Options,” which are options to purchase Serena common stock that satisfy all of the following requirements:

•	were granted under (a) the Serena Amended and Restated 1997 Stock Option and Incentive Plan (but excluding any options granted pursuant to this plan that are exercisable for outstanding shares of Serena common stock held by The Merant Employee Benefit Trust 1994 or The Merant Employee Benefit Trust 2003), (b) the Intersolv Inc. 1992 Stock Option Plan or (c) the Intersolv Inc. 1997 Employee Stock Option Plan;

•	are outstanding as of March 10, 2006, or on such later expiration date if this offer is extended; and

•	are held by Eligible Employees, as defined above.

If you choose to tender any of your Eligible Options in this offer, you must agree to tender all Eligible Options that you hold. Partial tenders pursuant to this offer will not be accepted.

We are making this offer in connection with the expected merger of Spyglass Merger Corp. with and into Serena pursuant to an agreement and plan of merger, dated as of November 11, 2005, between Serena and Spyglass Merger Corp. Serena will continue as the surviving corporation of the merger. The consummation of this offer is not conditioned on any minimum number of options being tendered, but this offer is conditioned upon the completion of the merger and the satisfaction of other conditions described in Section 7 of this offer to purchase. All conditions, other than those subject to government approvals, will be satisfied or waived on or before tendered Eligible Options are accepted at the expiration of the offer. We expect this offer to be consummated promptly after the completion of the merger.

If you are an Eligible Employee and you do not tender all of your Eligible Options, you will continue to hold all of your Eligible Options after completion of the merger, in each case subject to the current terms and conditions of those options, including the adjustments to those options that would result from the completion of the merger and the related financing transactions described in this offer to purchase. With respect to any Eligible Options subject to the Serena Amended and Restated 1997 Stock Option and Incentive Plan, the adjustments required pursuant to that plan will cause the aggregate economic value of any outstanding Eligible Options subject to that plan that remain outstanding after the merger to be significantly lower than before the merger and some of the Eligible Options subject to that plan that prior to the merger are “in the money,” based on the U.S. $24.00 per share consideration payable in connection with the merger, may no longer be “in the money” after those adjustments, based on the expected fair market value of outstanding Serena common stock after the completion of the merger and the related financing transactions. In addition, after the merger, Serena common stock will no longer be quoted on The NASDAQ National Market and will be deregistered under the Securities Exchange Act of 1934. Accordingly, if you were to exercise your Eligible Options after the merger, you would receive Serena common stock that would be difficult to sell.

See “ Risks Related to this Offer” beginning on page 10 for a discussion of risks that you should consider before deciding whether to participate in this offer.

Shares of Serena common stock are quoted on The NASDAQ National Market under the symbol “SRNA.” On February 1, 2006, the closing sales price of Serena common stock as quoted on The NASDAQ National Market was $23.64 per share. We recommend that you obtain current market quotations for Serena common stock before deciding whether to elect to tender your Eligible Options.

Although our Board of Directors has approved this offer, neither we nor our Board of Directors makes any recommendation as to whether you should tender your Eligible Options in the offer. You must make your own decision whether to accept this offer to purchase your options for the cash payment being offered.

You should direct questions about this offer or requests for assistance or for additional copies of this offer to purchase or the documents relating to this offer to Helen Dowling in Stock Administration, Serena Software, Inc., via telephone at (650) 522-6606.

ii

IMPORTANT

If you wish to tender your Eligible Options according to the terms of this offer, you must complete and sign the accompanying election form in accordance with its instructions, and deliver the completed and signed election form to Helen Dowling in Stock Administration either via facsimile at (650) 522-6806 or by hand delivery at Serena Software, Inc., 2755 Campus Drive, 3rd Floor, San Mateo, CA 94403 before 9:00 p.m., Pacific Time, on March 10, 2006, or on such later expiration date if this offer is extended. Only responses that are complete, signed and actually received by Helen Dowling in Stock Administration by the deadline will be accepted. Responses submitted by U.S. mail or other post and Federal Express are not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved this offer or passed upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO TENDER OR REFRAIN FROM TENDERING YOUR ELIGIBLE OPTIONS FOR CANCELLATION IN EXCHANGE FOR THE CASH PAYMENT BEING OFFERED PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE ACCOMPANYING FORMS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

iii

SUMMARY TERM SHEET

The following section answers some of the questions that you may have about this offer. However, it is only a summary, and you should carefully read the remainder of this offer to purchase and the accompanying documents because there is additional important information in the remainder of this offer to purchase and the other documents. We have included references to the remainder of this offer to purchase where you can find a more complete description of the topics in this summary.

QUESTIONS AND ANSWERS ABOUT THE OFFER

1.	What stock options are we offering to purchase?

We are offering to purchase all outstanding “Eligible Options,” which are options to purchase shares of Serena common stock that satisfy each of the following requirements:

•	were granted under (a) the Serena Amended and Restated 1997 Stock Option and Incentive Plan (but excluding any options granted pursuant to this plan that are exercisable for outstanding shares of Serena common stock held by The Merant Employee Benefit Trust 1994 or The Merant Employee Benefit Trust 2003), (b) the Intersolv Inc. 1992 Stock Option Plan or (c) the Intersolv Inc. 1997 Employee Stock Option Plan;

•	are outstanding as of March 10, 2006, or on such later expiration date if this offer is extended as described below; and

•	are held by “Eligible Employees,” who are defined below.

2.	If I have multiple Eligible Options, can I choose which Eligible Options I want to tender in this offer?

No. If you wish to tender any of your Eligible Options in this offer, you must agree to tender all of your Eligible Options. (See Section 2)

3.	Who is eligible to participate in this offer?

Only current and former employees of Serena and its subsidiaries who satisfy each of the following requirements are eligible to participate in this offer:

•	the current or former employee is not a member of our management whom we have notified in writing prior to the date of this offer to purchase;

•	the current or former employee must reside in the United States, Australia, Belgium, Canada, France, Germany, India, Italy, Japan, the Republic of Korea, Singapore, Sweden, Switzerland, Taiwan or the United Kingdom; and

•	the current or former employee holds outstanding options to purchase shares of Serena common stock granted under (a) the Serena Amended and Restated 1997 Stock Option and Incentive Plan (but excluding any options granted pursuant to this plan that are exercisable for outstanding shares of Serena common stock held by The Merant Employee Benefit Trust 1994 or The Merant Employee Benefit Trust 2003), (b) the Intersolv Inc. 1992 Stock Option Plan or (c) the Intersolv Inc. 1997 Employee Stock Option Plan.

We refer to these current and former employees as “Eligible Employees.” Any Eligible Employee who holds outstanding Eligible Options is eligible to participate in this offer, including any holder of Eligible Options who is on a leave of absence from his or her employment relationship and any former employee who holds Eligible Options that have not expired as of 9:00 p.m., Pacific Time, on March 10, 2006 (or on such later expiration date if this offer is extended as described below). (See Section 15)

With respect to Eligible Employees who no longer work for Serena, only that portion of an otherwise Eligible Option that remains outstanding on March 10, 2006 (or on such later expiration date if this offer is extended as described below) is eligible to participate in this offer.

4.	How much will Eligible Employees receive for their tendered Eligible Options?

Upon the completion of this offer, we will pay to each Eligible Employee who has validly tendered and not withdrawn all of his or her Eligible Options, a cash amount with respect to the Eligible Options equal to the greater of the following, less any applicable tax withholdings:

•	the aggregate “spread value” of all Eligible Options of such Eligible Employee, with the spread value for each Eligible Option being equal to the product of (x) the excess, if any, of U.S. $24.00 per share over the per share exercise price of such Eligible Option multiplied by (y) the number of shares of Serena common stock issuable upon exercise of such Eligible Option; or

•	U.S. $500.

With respect to the first bullet point above, although the spread value will be calculated separately for each of your Eligible Options that you tender, you only will receive one payment pursuant to that bullet point, which will be equal to the aggregate spread value for all of your Eligible Options. As provided in the second bullet point above, if you elect to participate in this offer, in no event will you receive less than U.S. $500.00 (less any applicable tax withholdings) in exchange for all of your Eligible Options.

For example:

•	If you have Eligible Options to purchase 100 shares for $20.00 per share (Example Option 1) and to purchase 200 shares for $23.00 per share (Example Option 2), you would receive, prior to any applicable tax withholdings, $600 pursuant to this offer, which is comprised of $400 with respect to Example Option 1 (the product of $4.00, which is the excess of $24.00 over $20.00, multiplied by 100) and $200 with respect to Example Option 2 (the product of $1.00, which is the excess of $24.00 over $23.00, multiplied by 200). Because this amount is greater than $500, the second bullet point above would not be applicable in connection with what you would be entitled to receive for your tendered Eligible Options.

•	If you have Eligible Options to purchase 100 shares for $22.00 per share (Example Option 3) and to purchase 200 shares for $30.00 per share (Example Option 4), you would receive, prior to any applicable tax withholdings, $500 pursuant to this offer. Pursuant to the first bullet point above, you otherwise only would be entitled to receive $200, which is comprised of $200 with respect to Example Option 3 (the product of $2.00, which is the excess of $24.00 over $22.00, multiplied by 100) and $0.00 with respect to Example Option 4 (the product of $0.00, which is the excess of $24.00 over $30.00, multiplied by 200). Because this amount is less than $500, the second bullet point above is what you would be entitled to receive for your tendered Eligible Options.

See Section 1 for further information regarding what you would be entitled to receive for your tendered Eligible Options.

5.	If I decide to participate in this offer and validly tender and do not timely withdraw my Eligible Options, what will happen to my current Eligible Options if the offer is completed?

Once we have accepted your Eligible Options pursuant to this offer, your Eligible Options will be cancelled and you will no longer have any rights under those options to purchase Serena common stock. We intend to cancel all tendered options accepted pursuant to this offer promptly following the expiration date of this offer. (See Section 6)

6.	What is the deadline to elect to tender my options in this offer?

The deadline to elect to tender your Eligible Options for cancellation in exchange for the cash payment is 9:00 p.m., Pacific Time, on the “expiration date,” which is March 10, 2006 or on such later date as we may announce from time to time in the manner described below. This deadline means that Helen Dowling in Stock Administration must have received a proper tender of your Eligible Options before that time in the manner described below. We may, in our discretion, extend this offer at any time, but we cannot assure you that this offer will be extended or, if it is extended, for how long. If we extend this offer, we will make an announcement of the extension no later than 6:00 a.m., Pacific Time, on the next business day following the previously scheduled expiration date. If we extend the deadline, you must tender your Eligible Options before the extended expiration date. (See Section 15)

7.	Why is Serena implementing this offer?

Serena is implementing this offer pursuant to the requirements of the merger agreement we entered into with Spyglass Merger Corp. on November 11, 2005. Subject to the satisfaction of the conditions set forth in the merger agreement, Spyglass Merger Corp. will merge with and into Serena, with Serena being the surviving corporation of the merger. In connection with the merger, the outstanding shares of Serena common stock generally will be converted into the right to receive U.S. $24.00 per share in cash, without interest. Spyglass Merger Corp. was incorporated on November 7, 2005 by Silver Lake Partners II, L.P., an affiliate of the private equity firm known as Silver Lake Partners, solely for the purpose of completing the merger and the related financing transactions. (See Section 3)

Serena and Spyglass Merger Corp. agreed to make this offer in order to provide the Eligible Employees with the ability to realize the compensatory value of their Eligible Options by electing to receive cash in exchange for the cancellation of their Eligible Options rather than retaining their Eligible Options, which options otherwise will be subject to automatic adjustment according to their terms after the closing of the merger, as described in greater detail below. (See “Risks Related to this Offer—Consequences to Non-Participating Eligible Employees,” on page 10)

8.	Is this offer subject to completion of the merger or any other conditions?

Yes. This offer is subject to the completion of the merger, which itself is subject to the satisfaction or waiver of the conditions set forth in the merger agreement. This offer is also subject to the satisfaction of other conditions, but it is not conditioned upon a minimum number of Eligible Options being tendered. The conditions to completion of this offer and a summary of the conditions set forth in the merger agreement are set forth in this offer to purchase. All conditions, other than those subject to government approvals, will be satisfied or waived on or before tendered Eligible Options are accepted at the expiration of the offer. (See Section 7) We expect this offer to be consummated promptly after the completion of the merger. Additional information regarding the merger may be found in the definitive proxy statement we have filed with the Securities and Exchange Commission, which is incorporated by reference into this offer to purchase and may be accessed from the Internet website maintained by the Securities and Exchange at www.sec.gov. (See Section 17)

9.	What happens if the merger does not occur?

If the merger is not completed, all tenders of Eligible Options pursuant to this offer will be deemed ineffective and all Eligible Options will remain outstanding subject to their current terms and conditions.

10.	What will happen to my Eligible Options if I do not tender my Eligible Options in this offer and the merger occurs?

If you do not tender your Eligible Options, you will continue to hold your Eligible Options to acquire Serena common stock after the merger, in each case subject to the current terms and conditions of those options, including the adjustments to those options that would result from the completion of the merger and the related financing transactions as briefly described below. However, after the merger, Serena common stock will no longer be quoted on The NASDAQ National Market and will be deregistered under the Securities Exchange Act of 1934. Accordingly, if you were to exercise your Eligible Options after the merger, you would receive shares of Serena common stock that would be difficult to sell. In addition, the termination of registration will result in Serena no longer being subject to the provisions of the Sarbanes-Oxley Act of 2002 or the liability provisions of the Securities Exchange Act of 1934 immediately following the merger and officers of Serena will no longer be required to publicly certify the accuracy and completeness of the financial statements and other information relating to Serena.

Furthermore, if any of the Eligible Options that you hold are subject to the terms of the Serena Amended and Restated 1997 Stock Option and Incentive Plan, which we refer to as the “1997 Serena Plan,” the number of shares subject to, and the exercise price per share of Serena common stock covered under, each Eligible Option will be proportionately adjusted for any increase or decrease in the number of issued shares of Serena common stock as a result of the merger and the related financing transactions. In connection with the financing of the merger, Silver Lake Partners II, L.P. and its affiliates, an affiliate of Douglas D. Troxel, who is the Chairman of our Board of Directors and our Chief Technical Officer, and certain other members of our management will directly or indirectly acquire shares of common stock of Serena, as the surviving corporation of the merger, at a price per share of $5.00, and there will be a significant increase in the number of issued shares of Serena common stock after the merger. As a result of the adjustments that are required under the 1997 Serena Plan in connection with the increase in the number of outstanding shares of Serena common stock after the merger, the aggregate economic value of Eligible Options subject to the 1997 Serena Plan will be significantly lower than before the merger and some of the Eligible Options subject to the 1997 Serena Plan that prior to the merger are “in the money,” based on the $24.00 per share merger consideration, may no longer be “in the money” after those adjustments, based on the $5.00 per share value of Serena common stock to be acquired by Silver Lake Partners II, L.P. and its affiliates, an affiliate of Douglas D. Troxel and certain other members of our management. If the Eligible Options that you hold are subject to the terms of the Intersolv Inc. 1992 Stock Option Plan, which we refer to as the “1992 Intersolv Plan,” or the Intersolv Inc. 1997 Employee Stock Option Plan, which we refer to as the “1997 Intersolv Plan,” a different adjustment mechanism will apply to those Eligible Options as a result of the merger and the related financing transactions.

We encourage all Eligible Employees to review the terms of the plan or plans to which their Eligible Options are subject prior to deciding whether to participate in this offer. Please see “Risks Related to this Offer—Consequences to Non-Participating Eligible Employees” on page 10 for a more detailed explanation of the adjustments that will result under the 1997 Serena Plan, the 1992 Intersolv Plan, and the 1997 Intersolv Plan with respect to Eligible Options subject to those plans that remain outstanding after the merger.

11.	What happens in connection with the merger with respect to any options to purchase Serena common stock that are not Eligible Options?

Options to acquire our common stock that are subject to any of the following plans are not Eligible Options and may not be tendered in this offer:

•	the 1996 Micro Focus Share Option Plan,

•	the 1998 Merant Share Option Plan,

•	the Merant 1998 Inland Revenue Approved Share Option Scheme and

•	the 1997 Serena Plan, but solely with respect to options granted pursuant to the 1997 Serena Plan that are exercisable for outstanding shares of Serena common stock held by The Merant Employee Benefit Trust 1994 or The Merant Employee Benefit Trust 2003.

If you hold options to acquire our common stock that are not Eligible Options, you will receive information from Serena regarding the treatment of those options in connection with the merger.

12.	Are employees outside of the United States eligible to participate?

Yes. As described above, in addition to Eligible Employees who reside in the United States, any Eligible Employees who reside in Australia, Belgium, Canada, France, Germany, India, Italy, Japan, the Republic of Korea, Singapore, Sweden, Switzerland, Taiwan and the United Kingdom and who hold Eligible Options are eligible to participate in this offer. However, special considerations may apply, depending on the laws of the jurisdiction in which these Eligible Employees are located. Eligible Employees in locations outside the United States should refer to Appendices A through N for details regarding any special considerations applicable to them in this offer. (See Appendices A through N)

13.	Are my currently unvested Eligible Options eligible for this offer?

Yes. Pursuant to the merger agreement, all of your Eligible Options, whether or not vested or exercisable, will become fully vested and exercisable immediately prior to the effective time of the merger. In order for the acceleration of the vesting of your Eligible Options to take effect, the merger must close and you must continue to be employed by Serena through the closing of the merger. Consequently, you can elect to tender Eligible Options that are both currently vested and unvested, with the understanding that all Eligible Options will become vested to the extent they have not expired or otherwise terminated on or prior to the closing of the merger. (See Section 2)

14.	How do I participate in this offer?

To participate in this offer, you must complete and deliver the accompanying election form via facsimile to Helen Dowling in Stock Administration at (650) 522-6806 or by hand delivery to Helen Dowling in Stock Administration at Serena Software, Inc., 2755 Campus Drive, 3rd Floor, San Mateo, CA 94403, in either case, before 9:00 p.m., Pacific Time, on March 10, 2006 (or on such later expiration date if this offer is extended pursuant to its terms as described above). Only election forms that are completed, signed, and actually received by Helen Dowling in Stock Administration pursuant to the acceptable forms of delivery described above by the deadline will be accepted. Responses submitted by U.S. mail or other post and Federal Express are not permitted.

We reserve the right to reject any or all tenders of Eligible Options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept those Eligible Options for which you have made a proper and timely tender that is not withdrawn as described below. Subject to our rights to extend, terminate and amend this offer, we currently expect that we will accept, promptly after the expiration of this offer, all Eligible Options that have been properly and timely tendered and not withdrawn. (See Section 4).

15.	What happens if I elect to tender my Eligible Options but subsequently exercise some or all of my Eligible Options prior to the expiration date of this offer?

If you tender your Eligible Options pursuant to this offer but subsequently exercise some or all of your Eligible Options pursuant to their terms prior to the expiration date of this offer, your election to tender will still be accepted but will no longer apply to your exercised Eligible Options because this offer only applies to Eligible Options that are outstanding on the expiration date. With respect to any shares of Serena common stock that you receive in connection with the exercise of any Eligible Options prior to completion of the merger, those shares subsequently will be converted into the right to receive $24.00 per share in cash, without interest, if the merger is completed. (See Section 3)

16.	What happens if I elect to tender my Eligible Options but some or all of my Eligible Options terminate pursuant to their terms prior to the expiration date of this offer?

If you tender your Eligible Options pursuant to this offer but some or all of your Eligible Options terminate pursuant to their terms prior to the expiration date of this offer, your election to tender will still be accepted but will no longer apply to your terminated Eligible Options because this offer only applies to Eligible Options that are outstanding on the expiration date. If we extend the offer, we will have no liability or other obligation to make cash payments with respect to Eligible Options that expire by their terms during the extension period. (See Section 2)

17.	What will happen if I do not turn in my Election Form by the deadline?

If we do not receive your election form by the deadline, then you will not be entitled to participate in this offer and you will continue to retain your Eligible Options, subject to the effects described in Question 9 or 10 above, as applicable.

18.	During what period of time may I withdraw a previous tender of options in this offer?

You may withdraw your tender of Eligible Options pursuant to this offer at any time before 9:00 p.m., Pacific Time, on March 10, 2006. If we extend this offer, you may withdraw your tender of Eligible Options at any time until the extended expiration of this offer. Once you have withdrawn options, you may only re-elect to tender your Eligible Options by again following the tender procedure described in the answer to Question 14 above. (See Section 5)

19.	How do I withdraw a previous tender of Eligible Options pursuant to this offer?

To withdraw a previous tender of Eligible Options pursuant to this offer, you must complete and deliver the accompanying withdrawal form via facsimile to Helen Dowling in Stock Administration at (650) 522-6806 or by hand delivery to Helen Dowling in Stock Administration at Serena Software, Inc., 2755 Campus Drive, 3rd Floor, San Mateo, CA 94403, in either case, before 9:00 p.m., Pacific Time, on March 10, 2006 (or on such later expiration date if this offer is extended pursuant to its terms as described in Question 6 above). Only withdrawal forms that are completed, signed, and actually received by Helen Dowling in Stock Administration pursuant to the acceptable forms of delivery described above by the deadline will be accepted. Responses submitted by U.S. mail or other post and Federal Express are not permitted. (See Section 5)

20.	When will tendered Eligible Options be removed from the applicable Serena stock option database?

After you submit your election form, your Eligible Options will continue to appear in the applicable Serena stock option database and/or applicable stock option recordkeeping system until the effective date of cancellation, which will occur upon acceptance of the options promptly following the expiration date of this offer. If you exercise your Eligible Options during that period without first withdrawing your tender of your Eligible Options, we will automatically withdraw the exercised portion of the Eligible Options from your election, and you will not receive any payment pursuant to this offer for the shares covered by your voluntary exercised portion of the option, as described above. The remainder of the Eligible Option, if any, will continue to be included in this offer unless you withdraw it prior to the expiration date in the manner described above. (See Section 6)

21.	When will I receive my cash payment if I tender my Eligible Options and this offer has been completed and not terminated pursuant to its terms?

If all of the conditions to this offer, including the completion of the merger, are satisfied or waived and you have tendered all of your Eligible Options, you will receive the cash payment described above in exchange for your cancelled Eligible Options, less any withholding taxes, promptly following the expiration of this offer. (See Section 6)

22.	Are there any tax consequences to my participation in this offer?

If you tender your Eligible Options for cash in this offer and are subject to tax only in the United States, the cash you receive will be taxed as supplemental compensation income in the year received at the same rate applied to your bonus and other stock compensation income and be subject to withholding of income, FICA and Medicare taxes, and other applicable employment taxes. (See Section 14)

If you are a resident of or are otherwise subject to tax in a country other than the United States, your tax consequences with respect to the offer may vary from those tax consequences described above. Please be sure to refer to Appendices A through N for a discussion of the tax and legal consequences of electing to participate in this offer in the country in which you reside and are subject to tax.

The foregoing summary does not discuss all aspects of income taxation that may be relevant to you in light of your personal investment circumstances. This summarized tax information is not tax advice. You should consult with your own tax advisor to determine the personal tax consequences to you of participating in this offer.

23.	How should I decide whether or not to tender my Eligible Options in this offer?

We understand that the decision whether or not to participate in this offer will be a challenging one for many employees. There are risks associated with tendering your Eligible Options in this offer and there are risks associated with not tendering your Eligible Options in this offer. (See “Risks Related to this Offer” on page 10 for information regarding some of these risks) The decision to participate in this offer must be your own. We recommend that you consult with your own advisors to help determine if participation in this offer is right for you. (See Section 3)

24.	What do I do if I do not want to participate in this offer with respect to my Eligible Options?

Nothing. You should not return the accompanying election form or take any other action if you decide not to participate in this offer.

25.	What does Serena and its Board of Directors think of this offer?

Although the Board of Directors of Serena has approved this offer, neither Serena nor its Board of Directors makes any recommendation as to whether you should participate in this offer. (See Sections 3 and 11)

26.	Who can I talk to if I have questions about this offer, or if I need additional copies of the offer documents?

For additional information or assistance, you should contact Helen Dowling in Stock Administration at (650) 522-6606.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This offer to purchase and the documents incorporated by reference in this offer to purchase and the documents to which we refer you in this offer to purchase may contain forward-looking statements. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements that are not historical facts. The words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including our plans, objectives, expectations and intentions and other factors discussed under “Factors That May Affect Future Results” under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q incorporated by reference in this offer to purchase. Factors that could cause or contribute to such differences include but are not limited to:

•	the percentage of license revenue typically closed at the end of each quarter, making estimation of operating results prior to the end of the quarter extremely uncertain;

•	our ability to successfully integrate our acquisition of Merant plc;

•	economic conditions worldwide which may continue to affect the overall demand for software and services, which has resulted in and could continue to result in decreased revenues or lower revenue growth rates in the future;

•	changes in revenue mix and seasonality;

•	dependence on revenues from our installed base; continued demand for additional mainframe MIPS capacity;

•	our ability to complete the assessment of internal controls over financial reporting as of January 31, 2006, as required by Section 404 of the Sarbanes-Oxley Act, which may impact market perception of the reliability of our internal controls over financial reporting and thus adversely affect the market price of our common stock;

•	expansion of our international organizations; and

•	our ability to manage our growth.

Statements about the expected timing, completion and effects of this offer and the proposed merger, the possibility of satisfying the conditions of this offer and the proposed merger and the litigation related to the merger also constitute forward-looking statements. We may not be able to complete the proposed merger on the terms described in the preliminary proxy statement regarding the merger we have filed with the Securities and Exchange Commission or other acceptable terms or at all because of a number of factors, including the failure to obtain stockholder approval, the failure to obtain the necessary financing for the merger or the failure to satisfy the other closing conditions. In addition to other factors and matters contained in this document or the preliminary proxy statement, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the satisfaction of the conditions to consummate the merger, including the receipt of the required stockholder and regulatory approvals;

•	the actual terms of the financing arrangements obtained in connection with the merger;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the outcome of the legal proceedings that have been instituted against us and others following announcement of the merger agreement;

•	the failure of the merger to close for any other reason;

•	the amount of the costs, fees, expenses and charges related to the merger; and

•	our substantial indebtedness following the consummation of the merger.

All forward-looking statements contained or incorporated by reference in this offer to purchase speak only as of the date of this offer to purchase or as of such earlier date that those statements were made and are based on current expectations or expectations as of such earlier date and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. We undertake no obligation to release any revisions to such forward-looking statements to reflect events or circumstances after the date of this offer to purchase or to reflect the occurrence of unanticipated events. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, we will (1) update such information through a supplement to this offer to purchase and (2) amend the Schedule TO filed in connection with this offer, in each case, to the extent required by applicable law.

RISKS RELATED TO THIS OFFER

In deciding whether to participate in this offer, you should consider carefully, in addition to the other information contained in or incorporated by reference into this offer to purchase, the information appearing in our Annual Report on Form 10-K for the year ended January 31, 2005, our Quarterly Reports on Form 10-Q for the quarters ended May 31, 2005, August 31, 2005 and October 31, 2005 and our definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on February 2, 2006, each of which is incorporated into this offer to purchase by reference. See Section 17, “Additional Information.” You also should consider the following significant consequences to non-participating and participating Eligible Employees when making a decision about whether to participate in this offer. You should carefully consider these factors, and you are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in this offer. In addition, we strongly urge you to read the sections in this offer to purchase discussing the tax consequences in the United States and the jurisdiction in which you reside, as well as the rest of this offer to purchase for a more in-depth discussion of the risks that may apply to you before deciding to participate in this offer.

Consequences to Non-Participating Eligible Employees

If you do not participate in this offer and the merger is completed, there will not be a public market for the shares of Serena common stock that you may acquire upon any future exercise of your Eligible Options.

Any Eligible Options to acquire Serena common stock that are not tendered in this offer will remain outstanding after the merger in accordance with their terms and conditions, including the adjustments to those options that would result from the completion of the merger and the related financing transactions as described below. However, after the merger, Serena common stock will no longer be quoted on The NASDAQ National Market and will be deregistered under the Securities Exchange Act of 1934. As a result, there will not be any public market for shares of Serena common stock after the merger and any Serena common stock received upon exercise of Eligible Options would be difficult to sell. In addition, the termination of registration will result in Serena no longer being subject to the provisions of the Sarbanes-Oxley Act of 2002 or the liability provisions of the Securities Exchange Act of 1934 immediately following the merger and officers of Serena will no longer be required to publicly certify the accuracy and completeness of the financial statements and other information relating to Serena.

Eligible Options subject to the 1997 Serena Plan that are held by Eligible Employees and that remain outstanding after the merger will be subject to adjustments pursuant to the current terms of such plan and such adjustments will significantly negatively impact the value of such Eligible Options.

To the extent that any of the Eligible Options that you hold are subject to the terms of the 1997 Serena Plan, the number of shares subject to, and the exercise price per share of Serena common stock covered under, those Eligible Options will be proportionately adjusted for any increase or decrease in the number of issued shares of Serena common stock as a result of the merger and the related financing transactions. In connection with the financing of the merger, Silver Lake Partners II, L.P. and its affiliates, an affiliate of Douglas D. Troxel and certain other members of our management will directly or indirectly acquire shares of Serena common stock at a price per share of $5.00 and there will be a significant increase in the number of issued shares of Serena common stock after the merger. Under the terms of the 1997 Serena Plan, the number of shares subject to, and the price per share of Serena common stock covered under, each option generally will be proportionately adjusted for this increase in the number of issued shares of Serena common stock. As a result of these adjustments under the 1997 Serena Plan, the aggregate economic value of Eligible Options subject to the 1997 Serena Plan after the merger will be significantly lower than before the merger and some of the Eligible Options subject to the 1997 Serena Plan that prior to the merger are “in the money,” based on the $24.00 per share merger consideration, may no longer be “in the money” after such adjustments, based on the $5.00 per share value of Serena common stock to be acquired by Silver Lake Partners II, L.P. and its affiliates, an affiliate of Douglas D. Troxel and certain other members of our management.

For example, assuming there are 40 million shares of Serena common stock outstanding immediately prior to the merger and the related financing transactions and 100 million shares of Serena common stock outstanding immediately after the merger and the related financing transactions, this mechanism under the 1997 Serena Plan would result in an Eligible Option to acquire 100 shares at a price of $10.00 per share prior to the completion of the merger and the related financing transactions being adjusted so that it represents the right to acquire 250 shares (100 multiplied by 100/40) at an exercise price of $4.00 per share ($10.00 divided by 100/40) after the completion of the merger and the related financing transactions. Based on the merger consideration of $24.00 per share, the aggregate “spread value” of this option prior to the merger and the related financing transactions would be $1,400, which is the $14.00 difference between the $24.00 per share merger consideration and the $10.00 per share exercise price, multiplied by the 100 shares subject to such option. However, based on the $5.00 per share value of Serena common stock issued to Silver Lake Partners II, L.P. and its affiliates, an affiliate of Douglas D. Troxel and certain other members of our management in connection with the financing of the merger, the required adjustment to this option under the 1997 Serena Plan would result in the aggregate “spread value” of such option being reduced immediately after the merger and the related financing transactions to $250, which is the $1.00 difference between the $5.00 value and the adjusted $4.00 per share exercise price, multiplied by the adjusted 250 shares subject to such option. Furthermore, using the same assumptions as described above except for a pre-adjustment exercise price of $15.00 per share with respect to such option, the adjustments to such option required under the 1997 Serena Plan would result in a $6.00 per share exercise price, which is greater than the $5.00 per share value of the Serena common stock that will be acquired by Silver Lake Partners II, L.P. and its affiliates, an affiliate of Douglas D. Troxel and certain other members of our management.

We encourage all Eligible Employees with Eligible Options subject to the 1997 Serena Plan to review the terms of the 1997 Serena Plan prior to deciding whether to participate in this offer.

Eligible Options subject to the 1992 Intersolv Plan or the 1997 Intersolv Plan that are held by Eligible Employees and that remain outstanding after the merger will be subject to adjustments pursuant to the current terms of those plans and the adjustments generally will preserve the “spread value” of such Eligible Options.

To the extent that any of the Eligible Options that you hold are subject to the terms of the 1992 Intersolv Plan or the 1997 Intersolv Plan, the number of shares subject to, and the exercise price per share of Serena common stock covered under, those Eligible Options will be subject to adjustments as a result of the merger and the related financing transactions. These adjustments will generally result in the Eligible Options having the same “spread value” both before and after the merger and the related financing transactions, as illustrated below.

For example, assuming there are 40 million shares of our Common Stock outstanding immediately prior to the merger and the related financing transactions and 100 million shares of our Common Stock outstanding immediately after the merger and the related financing transactions, these mechanisms would result in the adjustment to an option to acquire 100 shares at a price of $15.00 per share prior to the completion of the merger and the related financing transactions so that it represents the right to acquire 250 shares (100 multiplied by 100/40) after the completion of the merger and the related financing transactions. The mechanisms would then provide that the exercise price of the option after the completion of the merger and the related financing transactions would be $1.40 per share. The new exercise price would be obtained by subtracting from the $5.00 value for our common stock issued to Silver Lake Partners II, L.P. and its affiliates, an affiliate of Douglas D. Troxel and certain other members of our management the quotient of the aggregate “spread value” of the option prior to the merger and related financings ($900) divided by the total number of shares subject to the option after giving effect to the adjustment mechanism as described above (250 shares). As a result of the foregoing adjustment mechanisms, both before and after the adjustments, the aggregate “spread value” of the option would be $900.

We encourage all Eligible Employees with Eligible Options subject to the 1992 Intersolv Plan or the 1997 Intersolv Plan to review the terms of those plans prior to deciding whether to participate in this offer.

Our business is subject to numerous risks.

Our business is subject to numerous risks, including those described under “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Factors That May Affect Future Results” in our Annual Report on Form 10-K for the year ended January 31, 2005, and our Quarterly Reports on Form 10-Q for the quarters ended May 31, 2005, August 31, 2005 and October 31, 2005, which are incorporated by reference in this offer to purchase. If you decide not to tender your Eligible Options in this offer, the occurrence of one or more of these risks could cause the value of shares of Serena common stock to decline, including any shares received upon any future exercise of Eligible Options.

We do not currently expect to pay future dividends and the instruments governing our debt financing will limit our ability to pay future dividends.

We have no current intention to pay dividends on Serena common stock at any time in the foreseeable future. In addition, the credit agreement that we expect to enter into, and the indenture for the senior subordinated notes that we expect will be issued, in connection with the financing of the merger are expected to contain restrictions that will adversely affect our ability to declare and pay dividends on our capital stock. See Section 9, “Source and Amount of Consideration.”

Optionholders that exercise their Eligible Options after the merger may be diluted by future issuances of our equity securities.

If you do not tender your Eligible Options in this offer and you exercise your Eligible Options after the merger, you may experience dilution in book value per share if we sell or grant additional equity interests in the future for a price per share less than the exercise price of your Eligible Options.

Significant Consequences to Participating Eligible Employees

Participants in the offer will not participate in any future earnings or growth of Serena with respect to their Eligible Options and will not benefit from any future appreciation in value or liquidity events involving Serena as a result of holding Eligible Options.

Participants in this offer will no longer hold the equity interest in Serena represented by the Eligible Options. If the value of Serena common stock increases after the date on which your Eligible Options are cancelled, your cancelled Eligible Options might be worth more than the cash payment that you receive pursuant to this offer in exchange for your tendered Eligible Options. In addition, though you would have been eligible to receive any dividends declared by Serena if you had exercised your Eligible Options and received shares of Serena common stock, if you tender your Eligible Options in this offer you will not be eligible to participate in future dividends, if any, paid by Serena on such shares.

Except for the merger with Spyglass Merger Corp., Serena does not currently have any specific plans, proposals or arrangements with respect to any future material merger or acquisition transactions or any future public offerings of its equity securities. However any future transactions involving us, such as a merger or other acquisition or an initial public offering of Serena common stock, could have a substantial effect on the value of Serena and the Serena common stock underlying your Eligible Options. Depending on the structure and terms of this type of transaction, Eligible Employees who elect to participate in this offer might be deprived of the benefit of the appreciation in the value of Serena common stock resulting from such a transaction. This could result in a greater financial benefit for those Eligible Employees who did not participate in this offer and retained their Eligible Options.

There will be tax consequences to Eligible Employees who participate in this offer.

If you tender your Eligible Options in this offer, there will be tax consequences that apply. The nature of these consequences will vary depending upon the tax laws of the jurisdictions to which you are subject. Regardless of the tax laws to which you are subject, we recommend that you consult with your tax adviser prior to tendering your Eligible Options in this offer.

For Employees Subject to United States Tax Laws

Generally, you will be subject to income and employment-related taxes on the amount you receive upon the repurchase of your options. Please see Section 14 for more information about the possible tax consequences associated with the repurchase of your options.

For Employees Subject to Tax Laws Other Than the United States

If you are a tax resident or citizen of a jurisdiction outside the U.S., you should refer to Appendices A through N for information about the tax consequences associated with the repurchase of your options that may apply in your country.

•	Australia. Generally, you will be subject to tax on the amount you receive upon the cancellation of your Eligible Options. If you elected to pay tax on your tendered Eligible Options in the year in which such options were granted, you will be subject to tax on the difference between the value of your tendered Eligible Options on the date of grant and the amount you receive upon the cancellation of your Eligible Options. If you held the tendered Eligible Options for more than 12 months, only 50% of the amount you receive, after deducting any other capital losses which you have, will be subject to income tax and the Medicare levy in Australia. If you did not elect to pay tax on your tendered Eligible Options in the year in which your Eligible Options were granted, you will be subject to tax on the amount you receive upon the cancellation of such options. This entire amount is taxed as ordinary income. Please see Appendix A for more information about the possible tax consequences associated with the cancellation of your Eligible Options.

•	Belgium.

If your options were granted on or before November 1, 1998, you are likely subject to income tax and social insurance contributions on any amount you receive for the cancellation of your Eligible Options that exceeds any amount you would have paid in consideration for your option grant.

If your Eligible options were granted after November 1, 1998, you are likely subject to income tax and social insurance contributions on any amount you receive for the cancellation of such options that exceeds the value of your Eligible Options on the date you received notification of such option grant. Moreover, if the grant of the options has been subject to a reduced taxation pursuant to Article 43, §6 of the Law of March 26, 1999, the benefit of such reduced taxation will be lost as a result of the cancellation of your Eligible Options and additional income tax will be due.

Please see Appendix B for more information about the possible tax consequences associated with the cancellation of your Eligible Options.

•	Canada. Generally, you will be subject to income tax on the amount you receive upon the cancellation of your Eligible Options. Please see Appendix C for more information about the possible tax consequences associated with the cancellation of your Eligible Options.

•	France. Generally, you will be subject to income tax on the amount you receive upon the cancellation of your Eligible Options. Please see Appendix D for more information about the possible tax consequences associated with the cancellation of your Eligible Options.

•	Germany. Generally, you will be subject to income tax on the amount you receive upon the cancellation of your Eligible Options. Please see Appendix E for more information about the possible tax consequences associated with the cancellation of your Eligible Options.

•	India. Generally, you will be subject to income tax on the amount you receive upon the cancellation of your Eligible Options. Please see Appendix F for more information about the possible tax consequences associated with the cancellation of your Eligible Options.

•	Italy. Generally, you will be subject to income tax on the amount you receive upon the cancellation of your Eligible Options. Please see Appendix G for more information about the possible tax consequences associated with the cancellation of your Eligible Options.

•	Japan. Generally, you will be subject to income tax on the amount you receive upon the cancellation of your Eligible Options. Please see Appendix H for more information about the possible tax consequences associated with the cancellation of your Eligible Options.

•	Republic of Korea. Generally, you will be subject to income tax on the amount you receive upon the cancellation of your Eligible Options. Please see Appendix I for more information about the possible tax consequences associated with the cancellation of your Eligible Options.

•	Singapore. Generally, you will be subject to income tax on the amount you receive upon the cancellation of your Eligible Options. Please see Appendix J for more information about the possible tax consequences associated with the cancellation of your Eligible Options.

•	Sweden. Generally, you will be subject to tax on the amount you receive upon the cancellation of your Eligible Options. If your Eligible Options vested prior to July 1, 1998, you are subject to capital gains tax on the amount you receive for the cancellation of your Eligible Options that exceeds the value of your Eligible Options on the date your Eligible Options vested. If your Eligible Options vested on or after July 1, 1998, you are subject to income tax on the amount you receive for the cancellation of such options.

If your Eligible Options vested prior to July 1, 1998, your employer is not required to withhold any income tax or report the amount received by you for the Eligible Options. You are responsible for reporting the capital gain or loss on your annual income tax return. If your Eligible Options vested on or after July 1, 1998, your employer is required to withhold any income tax and report the amount received by you for the Eligible Options. You are responsible for reporting the capital gain or loss on your annual income tax return. However, because the entire amount you receive from the cancellation of your Eligible Options will be deemed income and subject to income tax, you will not realize any capital gain or loss from the cancellation of your Eligible Options.

Please see Appendix K for more information about the possible tax consequences associated with the cancellation of your Eligible Options.

•	Switzerland.

Generally, you will be subject to tax on the amount you receive upon the cancellation of your Eligible Options. Depending on the canton in which you reside, you may previously have been subject to income tax on the value of your Eligible Options at the time of grant or at the time of vesting. If you were previously subject to income tax on the value of your tendered Eligible Options at the time of grant or at the time of vesting, the amount you receive for the cancellation of such options may be capital gain on movable property and could therefore be tax-exempt. Be aware that an additional taxation could occur if certain conditions are met, such as the accelerated ending of an existing waiting period. If you were not previously subject to income tax on your tendered Eligible Options, the amount you receive for such options is income on which you are subject to income tax.

If you are a resident of Switzerland, and are a Swiss citizen or a holder of a long-term residence permit from the Swiss immigration authorities, your employer is not required to withhold any income tax. It is your responsibility to report and pay all applicable income tax. However, your employer will report the amount realized by you in your certificate of salary. If you are a resident of Switzerland, but are not a Swiss citizen or a holder of a long-term residence permit from the Swiss immigration authorities, your employer is required to withhold income tax and report the amount received by you for the tendered Eligible Options.

Please see Appendix L for more information about the possible tax consequences associated with the cancellation of your Eligible Options.

•	Taiwan. Generally, you will be subject to income tax on the amount you receive upon the cancellation of your Eligible Options. Please see Appendix M for more information about the possible tax consequences associated with the cancellation of your Eligible Options.

•	United Kingdom. Generally, you will be subject to income tax on the amount you receive upon the cancellation of your Eligible Options. Please see Appendix N for more information about the possible tax consequences associated with the cancellation of your Eligible Options.

THE OFFER

1. General

Serena is offering to purchase from all Eligible Employees, who are identified below, all, but not less than all, of their outstanding Eligible Options to purchase shares of Serena common stock, which options are described below. Serena is making this offer upon the terms and subject to the conditions set forth in this offer to purchase and the accompanying election form and other documents. Upon the completion of this offer, the Eligible Options of each Eligible Employee that has validly tendered and not withdrawn all of his or her Eligible Options will be cancelled and we will pay to such Eligible Employee with respect to the Eligible Options a cash amount equal to the greater of the following, less any applicable tax withholdings:

•	the aggregate “spread value” of all Eligible Options of such Eligible Employee, with the spread value for each Eligible Option being equal to the product of (x) the excess, if any, of U.S. $24.00 per share over the per share exercise price of such Eligible Option multiplied by (y) the number of shares of Serena common stock issuable upon exercise of such Eligible Option; or

•	U.S. $500.

With respect to the first bullet point above, although the spread value will be calculated separately for each of your Eligible Options that you tender, you only will receive one payment pursuant to that bullet point, which will be equal to the aggregate spread value for all of your Eligible Options. As provided in the second bullet point above, if you elect to participate in this offer, in no event will you receive less than U.S. $500.00 (less any applicable tax withholdings) in exchange for all of your Eligible Options.

If your Eligible Options are properly tendered and are accepted, your Eligible Options will be cancelled and you will be entitled to receive this cash payment. You will receive this cash payment promptly after the expiration of this offer which is currently scheduled to expire on March 10, 2006 (but may be extended as described below in this offer to purchase), and this payment will not be subject to any vesting conditions or otherwise be subject to forfeiture. An election to participate in this offer does not in any way change any employee’s status as an at-will employee.

You are eligible to participate in this offer only if you are an “Eligible Employee,” which means that you are a current or a former employee of Serena who satisfies each of the following requirements:

•	you may not be a member of our management whom we have notified in writing prior to the date of this offer to purchase;

•	you must reside in the United States, Australia, Belgium, Canada, France, Germany, India, Italy, Japan, the Republic of Korea, Singapore, Sweden, Switzerland, Taiwan or the United Kingdom; and

•	you must hold outstanding options to purchase shares of Serena common stock granted under (a) the Serena Amended and Restated 1997 Stock Option and Incentive Plan (but excluding any options granted pursuant to this plan that are exercisable for outstanding shares of Serena common stock held by The Merant Employee Benefit Trust 1994 or The Merant Employee Benefit Trust 2003), (b) the Intersolv Inc. 1992 Stock Option Plan or (c) the Intersolv Inc. 1997 Employee Stock Option Plan.

This offer to purchase only applies to “Eligible Options,” which are options to purchase Serena common stock that satisfy all of the following requirements:

•	were granted under (a) the Serena Amended and Restated 1997 Stock Option and Incentive Plan (but excluding any options granted pursuant to this plan that are exercisable for outstanding shares of Serena common stock held by The Merant Employee Benefit Trust 1994 or The Merant Employee Benefit Trust 2003), (b) the Intersolv Inc. 1992 Stock Option Plan or (c) the Intersolv Inc. 1997 Employee Stock Option Plan;

•	are outstanding as of March 10, 2006, or on such later expiration date if this offer is extended; and

•	are held by Eligible Employees, as defined above.

Any Eligible Employee who holds Eligible Options on March 10, 2006 (or on such later expiration date if this offer is extended in the manner set forth in Section 15 below), is eligible to participate in this offer, including persons on a leave of absence and former employees holding Eligible Options that have not yet terminated and otherwise expired as of March 10, 2006 (or on such later expiration date if this offer is extended).

If you choose to participate in this offer, you must tender all of your Eligible Options. Partial tenders pursuant to this offer will not be accepted.

We are making this offer upon the terms and subject to the conditions set forth in this offer to purchase and in the accompanying offer documents. This offer is not conditioned upon a minimum number of outstanding Eligible Options being tendered, but this offer is subject to conditions, which we describe in Section 7 of this offer to purchase. These conditions include the completion of the merger of Spyglass Merger Corp. with and into Serena pursuant to the agreement and plan of merger, dated as of November 11, 2005, by and between Serena and Spyglass Merger Corp. The merger is subject to the prior satisfaction or waiver of conditions set forth in the merger agreement, which conditions we describe in Section 7 of this offer to purchase. We expect this offer to be consummated promptly after the completion of the merger.

As of February 1, 2006, options to purchase 6,183,216 shares of Serena common stock were issued and currently outstanding. Of these, options to purchase 2,139,202 shares of Serena common stock are Eligible Options.

2. Number of Options; Expiration Date.

If you wish to tender any Eligible Options for cancellation in this offer, you must agree to tender all Eligible Options held by you. You cannot elect to tender a portion of your Eligible Options and retain a portion of your Eligible Options.

This offer will expire at 9:00 p.m., Pacific Time, on March 10, 2006, referred to in this offer to purchase as the “expiration date,” unless we choose to extend this offer, or are otherwise required by law to extend this offer, in which case the “expiration date” will refer to such later time. This offer will terminate, without any further action on our part, if the merger agreement with Spyglass Merger Corp. is terminated. Otherwise, we expect to extend this offer from time to time until the conditions to the merger are satisfied or waived subject to the requirements of applicable law. If we extend the expiration date, we will publicly announce the extension no later than 6:00 a.m., Pacific Time, on the first business day after the previously scheduled expiration date. We expect to make any announcement relating to the offer by issuing a press release or in another manner reasonably designed to inform the Eligible Employees of the change. For additional information regarding any extensions of this offer, see Section 15 below.

If we increase or decrease the amount of consideration offered for the Eligible Options or decrease the number of options eligible to be tendered for cancellation in exchange for the cash election right provided in this offer and this offer is scheduled to expire at a time earlier than the tenth business day from and including the date that notice of any such increase or decrease is first published, sent or given in the manner specified in Section 15 below, we will extend this offer until the end of the tenth business day following such notice.

For purposes of this offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

3. Purpose of this Offer; Plans.

Serena is implementing this offer pursuant to the requirements of the merger agreement with Spyglass Merger Corp. Subject to the satisfaction of the conditions set forth in the merger agreement, Spyglass Merger Corp. will merge with and into Serena, with Serena being the surviving corporation of the merger. In connection with the merger, the outstanding shares of Serena common stock generally will be converted into the right to receive $24.00 per share in cash, without interest. Spyglass Merger Corp. was incorporated on November 7, 2005 by Silver Lake Partners II, L.P., an affiliate of the private equity firm known as Silver Lake Partners, solely for the purpose of completing the merger and the related financing transactions. After completion of the merger, Serena common stock will no longer be quoted on The NASDAQ National Market and will be deregistered under the Securities Exchange Act of 1934. As a result, there will not be any public market for shares of Serena common stock after the merger and any shares of Serena common stock received upon exercise of Eligible Options would be difficult to sell. In addition, the termination of registration will result in Serena no longer being subject to the provisions of the Sarbanes-Oxley Act of 2002 or the liability provisions of the Securities Exchange Act of 1934 immediately following the merger and officers of Serena will no longer be required to publicly certify the accuracy and completeness of the financial statements and other information relating to Serena.

Serena and Spyglass Merger Corp. agreed to make this offer in order to provide the Eligible Employees with the ability to realize the compensatory value of their Eligible Options by electing to receive cash in exchange for the cancellation of their Eligible Options rather than retaining their Eligible Options, which options otherwise will be subject to automatic adjustment according to their terms after the closing of the merger, as described in greater detail in the section of this offer to purchase titled “Risks Related to the Offer—Consequences to Non-Participating Eligible Employees.”

While our Board of Directors has approved this offer, neither we nor our Board of Directors make any recommendation as to whether you should tender or refrain from tendering your Eligible Options in this offer. You must make your own decision whether to tender your options in exchange for the cash payment being offered in this offer. We cannot guarantee that you would not ultimately receive greater value from your Eligible Options than we are offering in this offer. In connection with this decision, we encourage you to read this entire offer to purchase, including “Risks Related to the Offer.”

At the effective time of the merger, the directors of Spyglass Merger Corp. will be the initial directors of the surviving corporation and we expect that most of the current executive officers of Serena will continue as executive officers of the surviving corporation. Pursuant to the stockholders agreement that will be entered into by Spyglass Merger Corp., Douglas D. Troxel, an affiliate of Mr. Troxel and Silver Lake Partners II, L.P. and its affiliates immediately prior to the completion of the merger, the board of directors of the surviving corporation initially will include the chief executive officer of the surviving corporation and two board members designated by the affiliate of Mr. Troxel. The remainder of the board of directors of the surviving corporation initially will be designated by Silver Lake Partners II, L.P. The certificate of incorporation of Serena will be amended as set forth in an exhibit to the merger agreement so as to contain only the provisions of the certificate of incorporation of Spyglass Merger Corp. as in effect immediately prior to the effective time of the merger, except that the name of the surviving corporation will continue to be “Serena Software, Inc.” The bylaws of Spyglass Merger Corp. in effect immediately prior to the effective time of the merger will become the bylaws of the surviving corporation.

It is expected that, upon consummation of the merger, the operations of Serena will be conducted substantially as they currently are being conducted, except that Serena will not be subject to the obligations and constraints, and the related direct and indirect costs and personnel requirements, associated with having publicly traded equity securities. Silver Lake Partners II, L.P. has advised Serena that it does not have any current plans or proposals that relate to or would result in an extraordinary corporate transaction following completion of the merger involving Serena’s corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations or sale or transfer of a material amount of assets. We expect, however, that following the merger, Serena’s management and Silver Lake Partners II, L.P. and its affiliates will continuously evaluate and review Serena’s business and operations and may develop new plans and proposals that they consider appropriate to maximize the value of Serena.

Subject to the foregoing, and except as otherwise disclosed in this offer to purchase or in the preliminary proxy statement regarding the merger agreement and our other filings with the Securities and Exchange Commission (see Section 17), we currently have no plans or proposals that relate to or would result in:

•	an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

•	any material change in our present dividend policy, or our indebtedness or capitalization;

•	any change in our Board of Directors or management;

•	any other material change in our corporate structure or business;

•	Serena common stock no longer being authorized for listing on The NASDAQ National Market;

•	Serena common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

•	the suspension of our obligation to file reports under Section 15(d) of the Securities Exchange Act;

•	the acquisition by any person of any of our securities or the disposition of any of our securities (other than as a result of the exercise of stock options or purchases made under our employee stock purchase plan); or

•	any changes in our certificate of incorporation, bylaws of other governing instruments or any actions that could impede the acquisition of control of us.

4. Procedures for Electing to Participate in this Offer.

Proper Tender of Eligible Options. To tender Eligible Options for cancellation in exchange for the cash payment being offered, you must, in accordance with the terms of the accompanying election form, properly complete, duly execute, and deliver to us the election form, or a facsimile of the election form. Helen Dowling in Stock Administration must receive the signed election form by fax at (650) 522-6806 or by hand delivery to Stock Administration, Serena Software, Inc., 2755 Campus Drive, 3rd Floor, San Mateo, CA 94403 before the expiration date.

If we do not receive your election form by the expiration date, then you will not participate in this offer, and all Eligible Options you currently hold will be automatically adjusted according to their terms after the closing of the merger, as described in greater detail in the section of this offer to purchase titled “Risks Related to the Offer—Consequences to Non-Participating Eligible Employees.” In addition, after completion of the merger, Serena common stock will no longer be quoted on The NASDAQ National Market and will be deregistered under the Securities Exchange Act of 1934. As a result, there will not be any public market for shares of Serena common stock after the merger and any shares of Serena common stock received upon exercise of Eligible Options would be difficult to sell. In addition, the termination of registration will result in Serena no longer being subject to the provisions of the Sarbanes-Oxley Act of 2002 or the liability provisions of the Securities Exchange Act of 1934 immediately following the merger and officers of Serena will no longer be required to publicly certify the accuracy and completeness of the financial statements and other information relating to Serena.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our sole discretion, all questions as to the form of documents and the validity, eligibility, including time of receipt, and acceptance of any election form and any other required documents. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form and any other required documents that we determine are not in the appropriate form or that we determine are unlawful to accept. Otherwise, we will accept proper and timely tenders of Eligible Options for cancellation that are not validly withdrawn. We also reserve the right to waive any of the conditions of this offer or any defect or irregularity with respect to any particular options or any particular option holder. No tender of Eligible Options in this offer will be valid until all defects or irregularities have been cured by the electing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any such notice. Our determination of these matters will be final and binding.

Our Acceptance Constitutes an Agreement. Your tender of Eligible Options in this offer pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this offer. OUR ACCEPTANCE OF THE ELIGIBLE OPTIONS TENDERED FOR CANCELLATION BY YOU PURSUANT TO THIS OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN SERENA AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THIS OFFER.

Subject to our rights to extend, terminate, and amend this offer, we currently expect that we will accept promptly after the expiration date all properly tendered Eligible Options that have not been validly withdrawn.

5. Withdrawal Rights.

You may withdraw your tender of Eligible Options only if you comply with the provisions of this Section 5.

You have the right to withdraw the Eligible Options you have tendered for cancellation at any time prior to the expiration date. If we extend the time during which you may elect to participate in this offer, you have the right to withdraw previously tendered Eligible Options at any time until the extended period expires. In addition, if we do not accept your election form before March 29, 2006, which is the fortieth business day from the commencement of this offer, you may withdraw the Eligible Options tendered by such documents at any time after such date.

To validly withdraw Eligible Options, you must deliver a completed and signed withdrawal form by hand to Helen Dowling in Stock Administration at Serena Software, Inc., 2755 Campus Drive, 3rd Floor, San Mateo, CA 94403, or by facsimile to Helen Dowling in Stock Administration at (650) 522-6806, with the required information. The election to withdraw the tender of any Eligible Options may only be made with respect to all Eligible Options held by you, as we will not accept tenders of fewer than all Eligible Options you hold. Except as described in the following sentence, the Eligible Employee who has elected to tender Eligible Options in this offer (and who subsequently elects to withdraw his or her Eligible Options from this offer) must sign the withdrawal form exactly as such option holder’s name appears on the option agreement for the Eligible Options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be indicated on the withdrawal form.

You may not rescind any withdrawal, and any Eligible Options withdrawn will thereafter be deemed not properly tendered pursuant to this offer, unless you properly re-tender those Eligible Options before the expiration date by following the procedures described in Section 4.

Neither Serena nor any other person is obligated to give notice of any defects or irregularities in any withdrawal form, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of withdrawal forms. Our determination of these matters will be final and binding.

6. Acceptance of Eligible Options and Payment of Cancellation Amounts.

Upon the terms and subject to the conditions of this offer to purchase, promptly following the expiration date, we will accept all Eligible Options properly tendered for cancellation and not validly withdrawn before the expiration date and make the cash payment to the Eligible Employees for the Eligible Options so tendered.

For purposes of this offer, we will be deemed to have accepted Eligible Options that are validly tendered for cancellation and not properly withdrawn, if and when, we give oral or written notice to the option holders of our acceptance of such options. Payment of the cash amount pursuant to this offer will also be deemed to be acceptance of tendered Eligible Options.

If you elect to tender your Eligible Options in this offer, you will receive your cash payment promptly after the expiration of this offer, and this cash payment will not be subject to any vesting conditions or otherwise be subject to forfeiture. Your election to participate in this offer does not in any way change your status as an at-will employee.

We will pay for Eligible Options accepted in this offer by check delivered directly to you. Payment will be made in your local currency, and all applicable taxes will be withheld from such payments.

Payments will be made only to the person in whose name the tendered Eligible Options are held, and you do not have the right to assign or transfer to another person your right to receive the cash payment due on our acceptance of your tendered Eligible Options under this offer.

If you are not an employee of Serena on the date this offer commences, you are not eligible to participate in this offer unless you are on a leave of absence from your employment relationship or the period during which you may exercise your Eligible Options after your termination has not otherwise expired.

7. Conditions of this Offer.

The offer is not conditioned on any minimum number of options being tendered. Notwithstanding any other provision of this offer, we will not be required to accept any Eligible Options tendered, and we may terminate or amend this offer, or postpone our acceptance and cancellation of any Eligible Options tendered for cancellation, in each case, subject to the rules under the Securities Exchange Act of 1934, if at any time on or after February 2, 2006, and prior to March 10, 2006 (or on such later expiration date if this offer is extended), any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with this offer:

•	the merger does not occur and/or the merger agreement has terminated; or

•	there has been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

•	make the acceptance of, or the payment for, some or all of the Eligible Options tendered in exchange for the cash payment being offered in this offer illegal or otherwise restrict or prohibit completion of this offer or otherwise relates in any manner to this offer;

•	delay or restrict our ability, or render us unable, to cancel, or pay for some or all of the Eligible Options tendered for the cash payment being offered in this offer; or

•	materially and adversely affect the business, condition (financial or other), income, operations or prospects of Serena or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries.

The conditions to this offer are for our benefit. We may assert them in our sole discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to this offer. Any determination we make concerning the events described in this section will be final and binding upon all persons. All conditions, other than those subject to government approvals, will be satisfied or waived on or before tendered Eligible Options are accepted at the expiration of the offer.

The completion of the merger is subject to the prior satisfaction or waiver of the following conditions:

•	The obligations of both Serena and Spyglass Merger Corp. to complete the merger are subject to the following conditions:

•	adoption of the merger agreement by the holders of a majority of the outstanding shares of Serena common stock;

•	the expiration or termination of the waiting period under applicable United States and non-United States antitrust laws, and the receipt of any approvals required thereunder; and

•	receipt from all governmental authorities of all material consents, approvals and authorizations legally required to be obtained to consummate the merger.

•	The obligations of Spyglass Merger Corp. to complete the merger are subject to the following additional conditions:

•	the failure of Serena’s representations and warranties to be true and correct as of the date of the closing (or as of the date made in the case of representations and warranties made as of a specific date) without giving effect to any materiality qualification unless the failure would not, individually or in the aggregate, have a material adverse effect on Serena and its subsidiaries, taken as a whole;

•	the truth and correctness in all material respects of Serena’s representations and warranties regarding capitalization and Serena’s securities and state anti-takeover laws;

•	the performance, in all material respects, by Serena of its covenants and agreements in the merger agreement;

•	the absence of any governmental injunctions, orders, decrees or rulings that have the effect of making the consummation of the merger illegal or that otherwise prevents or prohibits the consummation of the merger, prohibit or limit the ability of Spyglass Merger Corp. to control or otherwise exercise ownership rights with respect to Serena, rescind the transactions contemplated by the merger agreement following consummation, or would require Serena or Spyglass Merger Corp. to dispose of or hold any significant portion of the business or assets of Serena, Spyglass Merger Corp. or any or their respective affiliates;

•	Serena’s delivery to Spyglass Merger Corp. at closing of a certificate with respect to the satisfaction of the foregoing conditions relating to representations, warranties, covenants and agreements;

•	the absence of any facts, change, development, event, effect, condition or occurrence that, individually or in the aggregate, has had or is reasonably likely to result in a “Company material adverse effect,” as defined in the merger agreement; and

•	satisfaction of the financing condition described below.

For purposes of the merger agreement, the financing condition is satisfied if Spyglass Merger Corp. receives gross proceeds from any combination of the debt financing arrangements contemplated by the debt commitment letter it has received with respect to the financing of the merger on terms and conditions as set forth in such debt commitment letter or upon terms and conditions which are, in the reasonable judgment of Spyglass Merger Corp., at least as favorable to Spyglass Merger Corp. as the terms and conditions set forth in such debt commitment letter aggregating (1) in the event the merger closes on or prior to March 31, 2006, $600 million minus the aggregate principal amount of any Serena convertible notes that remain outstanding at the closing of the merger to the extent that such outstanding convertible notes reduce the available funding under the financings contemplated by such debt commitment letter, and (2) in the event the merger closes thereafter, the sum of

(x) $580 million minus (y) the aggregate principal amount of any convertible notes that remain outstanding at the closing of the merger to the extent that such outstanding convertible notes reduce the available funding under the financing contemplated by the debt commitment letter minus (z) the lesser of (A) $10 million and (B) the amount (if any) by which Serena’s cash and the cash of its subsidiaries that is available at the closing of the merger to pay the merger consideration and related costs and expenses exceeds the sum of $188 million plus the amount of cash proceeds Serena received after the date of the merger agreement from the exercise of stock options. If the funding under the contribution and voting agreement has not occurred and the only condition to funding in the amounts required to satisfy the financing condition is the funding under the contribution and voting agreement, then the financing condition will be deemed satisfied or waived unless the failure to fund under the contribution agreement results from a breach by the Douglas D. Troxel Living Trust (the “Troxel Trust”), which is an affiliate of Douglas D. Troxel, who the Chairman of our Board of Directors and our Chief Technology Officer. The obligation of the Troxel Trust to contribute shares of Serena common stock to Spyglass Merger Corp. immediately prior to the merger is described in greater detail in Section 11 of this offer to purchase and is subject to the satisfaction, or waiver, of the same conditions applicable to the obligation of Silver Lake Partners II, L.P. and its affiliates to provide cash equity contributions to Spyglass Merger Corp. immediately prior to the merger as described in Section 9 of this offer to purchase.

•	Our obligation to complete the merger is subject to the following additional conditions:

•	the truth and correctness of Spyglass Merger Corp.’s representations and warranties, except where the failure of its representations and warranties to be true or correct would not prevent the timely consummation of the merger or prevent Spyglass Merger Corp. from performing its obligations under the merger agreement;

•	the performance, in all material respects, by Spyglass Merger Corp. of its covenants and agreements in the merger agreement;

•	the delivery at closing by Spyglass Merger Corp. of a certificate with respect to Spyglass Merger Corp.’s representations, warranties, covenants and agreements;

•	the absence of any governmental injunctions, orders, decrees or rulings that have the effect of making the consummation of the merger illegal or that otherwise prevents or prohibits the consummation of the merger; and

•	to the extent any solvency opinion is delivered to any of the senior lenders under the debt commitment letter or other lenders pursuant to an alternate debt financing arrangement, then a copy of such solvency opinion shall have been delivered to Serena and our Board of Directors, in such form and manner as may be required in order that Serena or the Board of Directors shall be entitled to rely upon such solvency letter.

If the merger is not completed, this offer will terminate, all tenders of Eligible Options pursuant to this offer will be deemed ineffective and all Eligible Options will remain outstanding subject to their current terms and conditions.

For additional information concerning the merger and the merger agreement, you should refer to the definitive proxy statement regarding the merger that we have filed with the Securities and Exchange Commission, which is incorporated by reference into this offer to purchase. See Section 17.

8. Price Range of Serena Common Stock Underlying the Eligible Options.

There is no established trading market for the Eligible Options. The Serena common stock that underlies the Eligible Options is traded on The NASDAQ National Market under the symbol “SRNA.” The following table sets forth the intraday high and low sales price per share of Serena common stock on The NASDAQ National Market for the periods indicated.

	High	Low
Fiscal year ending January 31, 2006
Fourth Quarter	$24.26	$21.65
Third Quarter	22.20	17.67
Second Quarter	20.90	17.22
First Quarter	24.42	18.88
Fiscal year ended January 31, 2005
Fourth Quarter	22.56	17.38
Third Quarter	18.45	14.20
Second Quarter	21.64	14.50
First Quarter	23.14	17.77
Fiscal year ended January 31, 2004
Fourth Quarter	23.70	16.50
Third Quarter	20.49	14.65
Second Quarter	22.53	15.70
First Quarter	17.11	12.88

On February 1, 2006, the reported closing price for Serena common stock on The NASDAQ National Market was $23.64 per share.

You should evaluate current market quotes for Serena common stock, among other factors, before deciding whether or not to participate in this offer.

9. Source and Amount of Consideration.

As of February 1, 2006, there were 2,139,202 total outstanding Eligible Options. Based upon that number and assuming all Eligible Options are tendered and accepted in this offer, the aggregate amount necessary to pay the total cash consideration for such Eligible Options and to pay the fees and expenses relating to this offer will be approximately $9.6 million. We expect to obtain these funds from Serena’s cash on hand. As of October 31, 2005, Serena had aggregate consolidated cash, cash equivalents and short term investments of approximately $155.8 million. For further information, see Section 18 of this offer to purchase. If for any reason Serena’s cash on hand were insufficient to pay this cash consideration and fees and expenses, Serena expects the sources of debt and equity financing that will be used to fund the merger with Spyglass Merger Corp. and the related transactions will be the alternative source of funds Serena will use with respect to the offer. These sources of debt and equity financing generally are expected to be comprised of the following:

•	an aggregate cash equity investment by Silver Lake Partners II, L.P. and its affiliates of $349.0 million, which is subject to downward or upward adjustment;

•	a new $450.0 million senior secured credit facility, consisting of a $375.0 million term credit facility and a $75.0 million revolving credit facility, which we refer to collectively in this offer to purchase as the “senior secured credit facilities;” and

•	either:

•	an offering of new unsecured senior subordinated notes yielding gross proceeds of $225.0 million; or

•	a new $225.0 million senior subordinated bridge loan facility.

The obligations of Silver Lake Partners II, L.P. and its affiliates to provide their respective cash equity contributions are subject to the satisfaction, or waiver, of the following conditions, which are set forth in a contribution and voting agreement with Spyglass Merger Corp.:

•	the satisfaction in full or waiver of the conditions to the closing of the merger set forth in the merger agreement; and

•	the termination of all waiting periods, and any extensions of such periods, applicable to such party under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Debt Commitment Letter

Spyglass Merger Corp. has entered into a commitment letter, dated as of November 11, 2005, which we refer to in this offer to purchase as the “debt commitment letter,” with Lehman Commercial Paper Inc., Merrill Lynch Capital Corporation, UBS Loan Finance LLC, Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC. Pursuant to, and subject to the terms and conditions of, the debt commitment letter, Lehman Commercial Paper Inc., Merrill Lynch Capital Corporation and UBS Loan Finance LLC have committed to provide to Serena (x) senior secured credit facilities of up to $450.0 million, consisting of a seven-year $375.0 million term credit facility and a six-year $75.0 million revolving credit facility and (y) a $225.0 million senior subordinated bridge loan facility in the event that the contemplated sale by the borrower of $225.0 million of unsecured senior subordinated notes in connection with the merger has not been consummated at the time the merger is completed.

The commitments to provide the senior secured credit facilities and the senior subordinated bridge loan facility are subject to customary conditions for financings of these types, including the following:

•	the execution and delivery of all documents required to be delivered under the definitive financing documents;

•	the receipt of collateral described in the commitment letter;

•	the delivery of customary documentation required by certain regulatory authorities;

•	the completion of the merger and all related transactions in accordance with the terms of the merger agreement without any waiver, modification or amendment thereof that is materially adverse to the lenders, unless consented to by Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC, which we refer to as “the arrangers;”

•	the consummation of (1) the purchase by the Silver Lake investors of equity of Spyglass Merger Corp. in an aggregate amount of not less than 25% of the total of the capitalization of Serena and the costs related to the merger and related financings and transactions and (2) the rollover of equity interests of Serena by the Troxel Trust;

•	with respect to the senior subordinated bridge loan facility, the receipt of, not later than 15 days prior to the closing date, a complete printed preliminary offering memorandum or preliminary prospectus suitable for use in a customary “high-yield road show” relating to the unsecured senior subordinated notes described below, containing certain financial statements and other data;

•	the borrower’s compliance, simultaneously with the making of the initial loans, with its obligations under the indenture with respect to Serena’s existing convertible subordinated securities in relation to the conversion rights of the holders of such securities;

•	there not having occurred since July 31, 2005, any material adverse change with respect to, or material adverse effect on the business, assets, liabilities, financial condition or results of operations of Serena and its subsidiaries, taken as a whole, or any event that would materially impede the ability of Serena to effect the consummation of the transactions contemplated by the merger agreement, other than any change resulting from any of the following:

•	a general deterioration in economic conditions and any acts of war or terrorism, except as disproportionately affecting Serena and its subsidiaries in any significant respect relative to other participants in the industries or markets in which they operate;

•	the announcement of the execution of the merger agreement or the pendency of the merger;

•	changes in law, rule or regulations or generally accepted accounting principles or the interpretation thereof, except as disproportionately affecting Serena and its subsidiaries in any significant respect relative to other participants in the industries or markets in which they operate;

•	any action (or failure to act) outside the ordinary course of business of Serena and its subsidiaries required to be taken pursuant to the merger agreement (other than the consummation of the merger);

•	the decline in the price of Serena’s common stock on The NASDAQ National Market;

•	any failure by Serena to meet published financial projections, in and of itself; or

•	any litigation relating to an alleged breach of fiduciary duty in connection with the merger agreement or any effect resulting from such litigation;

•	receipt of certain historical audited and unaudited financial statements, including quarterly financial statements, of Serena;

•	receipt of reasonably satisfactory evidence that the ratio of (x) pro forma consolidated total debt to (y) pro forma adjusted consolidated earnings before interest, taxes, depreciation and amortization and related non-recurring charges of Serena and its subsidiaries, and calculated in a manner reasonably acceptable to the arrangers and after giving effect to the merger and related financings and transactions, for the immediately preceding four fiscal quarter period ended at least 60 days prior to the closing date was not greater than 6.6:1 (with the total amount of funded consolidated debt of Serena and its subsidiaries on the closing date being adjusted up or down proportionately if such ratio for such period would be less than or would exceed, as the case may be, 6.6:1 prior to giving effect to any such adjustment; provided that unless the arrangers otherwise agree, any such downward adjustments shall be applied proportionately (based on the principal amounts thereof) to the senior secured term loan facility, on the one hand, and the senior subordinated bridge loan facility or unsecured senior subordinated notes (as applicable), on the other hand); and

•	to the extent then due and payable and invoiced reasonably in advance, all accrued fees and expenses, including the reasonable fees and expenses of counsel to the arrangers, of the arrangers in connection with the credit documents shall have been paid.

The commitments under the debt commitment letter will terminate on the earliest to occur of (a) April 30, 2006, if the definitive financing documents have not been executed and delivered prior to that date, (b) the date of the termination of the merger agreement in accordance with its terms, (c) the date of the effectiveness of the definitive financing documents and (d) the consummation of the merger with or without the funding of the senior secured credit facilities and the senior subordinated bridge loan facility.

Since the final terms of the senior secured credit facilities and senior subordinated bridge loan facility have not been agreed upon, the final terms and amounts may differ from those set forth above and below and, in certain cases, such differences may be significant. Serena does not intend to update or otherwise revise any of the terms of the financing included in this offer to purchase to reflect circumstances existing after the date when such statements were made or to reflect the occurrence of future events even in the event that any of the statements regarding the financing arrangements are shown to be in error or otherwise no longer appropriate.

There are no plans to repay the loans under the senior secured facilities or the unsecured senior subordinated notes. However, if the senior subordinated bridge loan facility is made available, it is contemplated that it will be paid off through the issuance of the unsecured senior subordinated notes.

Senior Secured Credit Facilities

General. The borrower under the senior secured credit facilities will be Spyglass Merger Corp., initially, and following completion of the merger will be Serena. The senior secured term credit facility will provide for a loan in the amount of $375.0 million, and is expected to have a term of seven years from the closing of the merger and amortize at a rate of 1.00% per year on a quarterly basis for the first six and three-quarters years after the closing date, with the balance paid at maturity. The senior secured revolving credit facility will provide for loans in an aggregate amount of up to $75.0 million, which will include a letter of credit subfacility and a swing line facility, and is expected to have a term of six years from the closing of the merger. Proceeds of the senior secured term credit facility will be used, together with the other sources of funds described in this section of the proxy statement, to finance the merger, to repay indebtedness of Serena and to pay fees and expenses incurred in connection with the merger. Proceeds of the senior secured revolving credit facility will be used for working capital and general corporate purposes of the borrower and its subsidiaries.

Interest Rates and Fees. The loans under the senior secured credit facilities are expected, at the option of the borrower, to bear interest at the following:

•	a rate equal to the London Interbank Offer Rate, or LIBOR, plus an applicable margin of 2.25% if the senior secured credit facilities receive ratings of B1 (stable) or higher and B+ (stable) or higher from Moody’s and S&P, respectively, and otherwise, of 2.50%; or

•	the alternate base rate, which will be the higher of (a) the corporate base rate of interest announced by the administrative agent and (b) the Federal Funds rate plus 0.50%, in each case plus an applicable margin of 1.25, if the senior secured credit facilities receive ratings of B1 (stable) or higher and B+ (stable) or higher from Moody’s and S&P, respectively, and otherwise, 1.50%.

The revolving credit facility is expected to bear an annual commitment fee of 0.50% on the undrawn portion of that facility commencing on the date of execution and delivery of the credit agreement.

After the borrower’s delivery of financial statements and a computation of the maximum ratio of total debt to the trailing four quarters of earnings before interest, taxes, depreciation and amortization, or “total leverage ratio,” for the first full quarter ending after the closing date of the merger, the applicable margins and the commitment fee will be subject to a grid based on the most recent total leverage ratio to be negotiated between Spyglass Merger Corp. and the lenders.

Prepayments. At the option of the borrower (1) amounts outstanding under the senior secured term credit facility may be voluntarily prepaid and (2) the unutilized portion of the commitments under the senior secured revolving credit facility may be reduced and loans under such facility may be voluntarily repaid, subject to requirements as to minimum amounts and multiples, at any time in whole or in part without premium or penalty, except that any prepayment of LIBOR rate advances other than at the end of the applicable interest periods will be made with reimbursement for any funding losses or redeployment costs of the lenders resulting from the prepayment. Loans under the senior secured term credit facility and under any incremental term loan facility are expected to be subject to mandatory prepayment with (a) 50% of annual excess cash flow with certain step downs, (b) 100% of net cash proceeds of asset sales and other asset dispositions by the borrower or any of its subsidiaries, subject to various reinvestment rights of borrower and other exceptions, and (c) 100% of the net cash proceeds of the issuance or incurrence of debt by the borrower or any of its subsidiaries, subject to various exceptions.

Guarantors. All obligations under the senior secured credit facilities are expected to be guaranteed by the borrower and each existing and future direct and indirect subsidiary of the borrower, other than foreign subsidiaries.

Security. All obligations of the borrower and each guarantor under the senior secured credit facilities are expected to be secured by the following:

•

a perfected lien on, and pledge of, (a) the capital stock and intercompany notes of each existing and future direct and indirect domestic subsidiary of the borrower, (b) all the intercompany notes of the borrower and (c) 65% of the capital stock of each existing and future direct and indirect first-tier foreign subsidiary owned by the borrower or any guarantor; and

•	a perfected first priority lien, subject to agreed upon exceptions, on, and security interest in, substantially all of the tangible and intangible properties and assets of the borrower and each guarantor.

Covenants, Representations and Warranties. The senior secured credit facilities are expected to contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and acquisitions, liens and dividends and other distributions. There are not expected to be any financial covenants included in the senior secured credit facilities, except an interest coverage ratio and a total leverage ratio.

Events of Default. Events of default under the senior secured credit facilities are expected to include, among others, nonpayment of principal or interest, covenant defaults, a material inaccuracy of representations or warranties, bankruptcy and insolvency events, cross-defaults and a change of control.

Bridge Loan Facility

General. Unless the expected offering of $225.0 million of unsecured senior subordinated notes by the borrower as described below under “—Unsecured Senior Subordinated Notes Offering” is not consummated at the time the merger is completed, up to $225.0 million of the senior subordinated bridge loan facility will be drawn by the borrower concurrently with the completion of the merger, and will be used, together with the other source of funds described in this section of the offer to purchase, to finance the merger, to repay indebtedness of Serena and to pay fees and expenses incurred in connection with the merger. The bridge loan is expected to mature 12 months from the date of the making of the bridge loan, which we refer to as the “initial maturity date.” However, if on the initial maturity date certain specified defaults do not exist, the bridge loan is expected to convert, at the option of each lender, into (a) unsecured senior subordinated loans, or “rollover loans,” with a maturity date of nine years from the initial maturity date, or (b) unsecured senior subordinated debt securities, or “rollover securities,” with a maturity date nine years from the initial maturity date, provided that such rollover securities will not be issued until the borrower receives requests to issue at least $25.0 million in aggregate principal amount of such securities. At the time of this exchange, the lender is required to pay all accrued and unpaid interest on the bridge loan.

Interest Rate. The borrowing under the senior subordinated bridge loan facility is expected to bear interest at a rate per annum expressed as a spread over, at borrower’s option, one-month or three-month LIBOR, as adjusted every one or three months, as applicable, and adjusted for all applicable reserve requirements. Interest is capped at 12.25% per annum, or 12.50% per annum if the bridge loan is rated CCC+ or lower by S&P or Caa1 or lower by Moody’s, with any interest in excess of 12.00% being payable at the option of the borrower in the form of additional bridge loans, exclusive of any additional interest payable due to an event of default.

If the bridge loans are converted to rollover loans or rollover securities, other than fixed rate rollover securities as described below, such rollover loans or rollover securities are expected to accrue interest at a rate equal to the interest rate borne by the bridge loan on the day immediately preceding the initial maturity date plus 0.5% and will increase by 0.5% three months following the initial maturity date and each subsequent three-month period thereafter. Interest is capped at 12.25% per annum or 12.50% per annum if such loan is rated CCC+ or lower by S&P or Caa1 or lower by Moody’s.

Each holder of rollover loans or rollover securities is expected to have the right, upon any sale to a third party, to fix the interest rate on the rollover security or to exchange the rollover loan for a fixed rate rollover security at a rate not higher than the then applicable rate of interest as described above. We refer to this fixed rate security as a “fixed rate rollover security.”

Prepayments and Redemptions. Prior to the initial maturity date, to the extent not prohibited by the senior secured credit facilities, the bridge loans will be required to be prepaid upon receipt by the borrower or any of its subsidiaries of the net cash proceeds from (a) various asset dispositions, (b) various debt incurrences and (c) various equity issuances. Voluntary prepayments of amounts outstanding under the senior subordinated bridge loan facility may be made at any time, upon proper notice, in whole or in part without premium or penalty, except for breakage costs discussed below. To the extent the bridge loan is converted to rollover securities or rollover loans, following compliance with the senior secured credit facilities, the borrower is expected to be required to make offers to repay or repurchase, as applicable, such rollover loans or rollover securities upon the receipt by the borrower or any of its subsidiaries after the initial maturity date of net cash proceeds from certain asset dispositions.

The rollover loans and rollover securities will be optionally redeemable or repayable, subject to certain provisions for fixed rate rollover securities. Except as described in the immediately following sentence, each fixed rate rollover security is expected to be non-callable for five years after the closing date, subject to a customary 35% clawback provision with the proceeds of equity offerings, and is expected to be callable after such five-year anniversary at par plus accrued interest plus a premium equal to one-half the interest rate in effect on the date of sale of the fixed rate rollover security, which premium is expected to decline ratably on each anniversary of the initial maturity date to zero two years before the maturity of the fixed rate rollover security. Any fixed rate rollover security is expected to be callable prior to the fifth anniversary of the closing date at a redemption premium equal to par plus accrued interest plus a make whole premium calculated using a discount rate equal to the then effective treasury rate plus 0.50%.

Upon the occurrence of a change of control, the borrower will be required to repay or repurchase, as applicable, the entire aggregate principle amount of the rollover loans and rollover securities in cash for 100% of the principal amount of such loans, or 101% in the case of fixed rate rollover securities, in each case plus accrued and unpaid interest. Any voluntary or mandatory prepayment of the bridge loan, rollover loans or rollover securities bearing interest based on LIBOR rate advances other than at the end of the applicable interest periods will be made with reimbursement for any funding losses or redeployment costs of the lenders resulting from the prepayment.

Guarantors. Each of the guarantors under the senior secured credit facilities will guarantee all obligations under the senior subordinated bridge loan facility on an unsecured senior subordinated basis.

Unsecured Senior Subordinated Notes Offering

Either Spyglass Merger Corp. or Serena is expected to issue new unsecured senior subordinated notes yielding gross proceeds of $225.0 million that will be used, together with the other sources of funds described in this section of the proxy statement, to finance the merger, to repay indebtedness of Serena and to pay fees, commissions and expenses incurred in connection with the merger. The notes are expected to be offered to “qualified institutional buyers,” as defined in Rule 144A under the Securities Act and to non-U.S. persons outside the United States in compliance with Regulation S under the Securities Act. As a result, the notes are not expected to be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The debt commitment letter, which is described above under “—Debt Commitment Letter,” provides for a $225.0 million senior subordinated bridge loan facility that will be available in the event that the contemplated offering of unsecured senior subordinated notes does not take place at the time the merger is completed.

Although the interest rate, interest payment dates, maturity and other material terms of the unsecured senior subordinated notes have not been finalized, we expect that the unsecured senior subordinated notes will have terms customary for unsecured senior subordinated note offerings of issuers similar to the borrower, including customary closing conditions.

Except as described above, there are no alternative financing plans to fund the purchase of Eligible Options tendered in the offer.

10. Information Concerning Serena.

We are a Delaware corporation with our principal executive offices at 2755 Campus Drive, 3rd Floor, San Mateo, California 94403-2539. Our telephone number is (650) 522-6600. We were incorporated in California in 1980 and reincorporated in Delaware in 1998.

We are the largest company in terms of revenue solely focused on managing change in the information technology, or IT, environment. Our products and services automate processes and control change for teams managing development, web content, and IT infrastructure. Our solutions take a cross-platform and cross-organizational view of enterprise applications, allowing customers to define, enforce and automate application lifecycle processes. Based on 25 years of innovation in process and configuration management, Serena delivers Change Governance solutions that enable customers at more than 15,000 sites worldwide, including 96 of the Fortune 100, to visualize, orchestrate, and enforce effective processes throughout the entire business lifecycle so that they can mitigate risks, support regulatory compliance, and boost productivity and quality. Our principal markets are North America and Europe.

Additional information about Serena is included in filings we make with the Securities and Exchange Commission that are incorporated by reference in this offer to purchase. For information about these filings, see Section 17, “Additional Information.”

11. Interests of Directors and Officers; Transactions and Arrangements Concerning the Options.

The directors and executive officers of Serena, the date they became director or executive officer, their current occupation and their material employment during the last five years, as of February 1, 2006, are as follows:

Name	Occupation or Employment
Douglas D. Troxel	Mr. Troxel is the founder of Serena and has served on Serena’s Board of Directors since April 1980. He has also served as Serena’s Chief Technology Officer since April 1997. From June 1980 to April 1997, Mr. Troxel served as the President and Chief Executive Officer of Serena. Mr. Troxel currently serves as a member of the Board of Directors of Penguin Computing Inc., a provider of Linux open standards hardware and software cluster solutions.

Mark E. Woodward	Mr. Woodward has served as a member of Serena’s Board of Directors since June 2000 and as President and Chief Executive Officer since May 2000. Mr. Woodward also served as Serena’s Vice President, Worldwide Operations from February 2000 to May 2000 and as Vice President, Sales from November 1998 to February 2000. From August 1997 until November 1998, Mr. Woodward was Senior Vice President, Sales for Live Picture, Inc., a developer of Internet imaging technology. From August 1995 until August 1997, Mr. Woodward was Vice President, Sales for McAfee Associates, a network management firm. From March 1989 until August 1995, Mr. Woodward was Vice President, Sales for Legent, Inc., a developer of Software Change Management products. Mr. Woodward currently serves as a member of the board of directors of Clear Technology, a company that provides software solutions to service organizations in the insurance, healthcare, financial services and telecommunications industries.

Name	Occupation or Employment
L. Evan Ellis, Jr.	Mr. Ellis has served as Serena’s Chief Operating Officer since February 2004. From June 2001 until February 2004, Mr. Ellis served as Senior Vice President of Worldwide Operations. From November 2000 until February 2001, Mr. Ellis was Vice President, Americas Field Operations for Brocade Communications, Inc., a developer of storage area networking systems. From May 1999 to November 2000, Mr. Ellis was President and Chief Operating Officer of CyberSource Corporation, a provider of electronic payment and risk management solutions. From July 1990 until May 1999, Mr. Ellis held several executive positions including Senior Vice President, Americas Field Operations and Senior Vice President, Marketing for Silicon Graphics, Inc., a provider of high performance computing and visualization systems. From October 1978 until July 1990, Mr. Ellis held several sales and marketing management positions including Executive to the Senior Vice President, U.S. Operations at International Business Machines, Corp., a provider of information systems solutions.

Robert I. Pender, Jr.	Mr. Pender has served as a member of Serena’s Board of Directors since June 2000 and as Serena’s Senior Vice President, Finance and Administration and Chief Financial Officer since December 1997. From December 1996 until August 1997, Mr. Pender was Vice President, Finance of Mosaix, Inc., a customer interaction software company. From April 1993 until December 1996, Mr. Pender served in a variety of positions, most recently as Chief Financial Officer, with ViewStar Corporation, a client/server workflow software company that was acquired by Mosaix, Inc. in December 1996.

Vita A. Strimaitis	Ms. Strimaitis has served as Serena’s Senior Vice President, General Counsel and Assistant Secretary since July 1997 and was appointed Corporate Secretary in November 2000. Ms. Strimaitis also served as Serena’s Director of Licensing from September 1996 until July 1997. From April 1995 until February 1996, Ms. Strimaitis was Vice President and General Counsel for Financial Benefit Group, an annuity insurance company. From August 1994 until April 1995, Ms. Strimaitis was a Senior Corporate Attorney for Uniforce Staffing Services, a professional services resources company. From June 1986 until January 1993, Ms. Strimaitis was Assistant General Counsel and Corporate Secretary for Pioneer Financial Services, Inc., an insurance holding company.

Carl Theobald	Mr. Theobald has served as Serena’s Senior Vice President, Research and Development since August 2004. From May 2002 to May 2004, Mr. Theobald was Vice President, Engineering for RubiconSoft, Inc., a demand management software company. From 1992 to 1994 and from 1997 to 2002, Mr. Theobald served in a variety of roles at Oracle Corporation, most recently as Vice President of CRM Product Development. From 1994 to 1997, Mr. Theobald served in a variety of roles, most recently as Senior Development Manager at Novasoft Inc., a document management and workflow software company.

Matthew DiMaria	Mr. DiMaria has served as Serena’s Vice President, Marketing since February 2005. Mr. DiMaria was Senior Vice President of Marketing and Business Development for Everypath, a provider of mobile enterprise applications, from February 2001 to January 2005. From January 1998 to January 2001, Mr. DiMaria served as Vice President of Worldwide Marketing for Calico Commerce. Mr. DiMaria also served as Vice President of Americas Marketing at Symantec Corporation from March 1995 to December 1997. Mr. DiMaria served in a variety of marketing and sales positions with Ingres Corporation and Applied Data Research between 1984 and 1995.

Name	Occupation or Employment
J. Hallam Dawson	Mr. Dawson has served as a member of Serena’s Board of Directors since December 2001. Mr. Dawson is Chairman of IDI Associates, a private Latin American investment bank. Previously, Mr. Dawson served as Executive Vice President and then President of Crocker National Bank and in various commercial lending and international banking positions at The First National Bank of Chicago. Mr. Dawson is also a Director of Autodesk, Inc., a design software and digital content company, and Chinatrust Bank (USA). Mr. Dawson’s principal business address and telephone number are: 3600 Clay Street, San Francisco, California 94118, (415) 922-5693.

Gregory J. Owens	Mr. Owens has served as a member of Serena’s Board of Directors since March 2002. Mr. Owens currently serves as a member of the board of directors of S1 Corp., a global provider of enterprise software solutions to financial services providers. Mr. Owens served as Chief Executive Officer of the Board of Manugistics Group, Inc., a global provider of solutions for supply chain management from 1999 to 2004 and as Chairman from 1999 to April 2005. Prior to joining Manugistics, Mr. Owens served as Managing Partner for Logistics and Planning, as well as Managing Partner of Global Supply Chain Management, at Andersen Consulting, which is now known as Accenture. Mr. Owens’s principal business address and telephone number are: 40 Primrose Pass, Newnan, Georgia 30265, (770) 251-2649.

David DeWalt	Mr. DeWalt has served as a member of Serena’s Board of Directors since April 2003. Mr. DeWalt currently serves as President of the Documentum Software Division and Executive Vice President of EMC Corporation, a provider of products, services and solutions for information storage and management. Mr. DeWalt served as President and CEO of Documentum before EMC acquired the company in 2003. Prior to joining Documentum, Mr. DeWalt was Founding Principal and Vice President of Eventus Software, a web content software company. Following the 1998 acquisition of Eventus by Segue Software Mr. DeWalt served as Segue’s Vice President of North American Sales. Before Eventus, Mr. DeWalt was Vice President of Sales and Marketing at Quest Software, a provider of performance management solutions. Prior to that, Mr. DeWalt held various positions in sales management with Oracle Corporation. Mr. DeWalt’s principal business address and telephone number are: 6801 Koll Center Parkway, Pleasanton California 94566, (925) 600-6800

Carl Bass	Mr. Bass has served as a member of Serena’s Board of Directors since January 2004. Mr. Bass currently serves as Chief Operating Officer of Autodesk, Inc., a design software and digital content company. Mr. Bass also currently serves as a director of Powerlight Corporation, a designer and installer of grid-connected solar electric systems and energy efficiency services. Previously, Mr. Bass served as Autodesk’s Senior Executive Vice President of the Design Solutions Group, and Chief Strategy Officer and Executive Vice President of Emerging Business. Prior to Autodesk’s acquisition of Buzzsaw, Mr. Bass was Buzzsaw’s Chairman, Chief Executive Officer and President. Prior to joining Autodesk, Mr. Bass co-founded Ithaca Software, the developers of HOOPS, which was acquired by Autodesk in 1994. Mr. Bass’s principal business address and telephone number are: 111 McInnis Parkway, San Rafael, California 94903, (415) 507-5000.

Each of the directors and executive officers of Serena is a citizen of the United States and, except as provided above, has his or her principal business address and telephone at c/o Serena Software, Inc., 2755 Campus Drive, 3rd Floor, San Mateo, California 94403-2538, (650) 522-6600.

During the past five years, none of Serena or our executive officers, directors or controlling persons has been convicted in a criminal proceeding (other than traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree, or final order enjoining that person or entity from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The following table sets forth certain information regarding the beneficial ownership of Serena’s common stock as of February 1, 2006 by each of the following:

•	each person or entity who is known by us to own beneficially 5% or more of Serena’s outstanding common stock;

•	each of our directors;

•	each of our executive officers; and

•	all of our directors and executive officers as a group.

As a result of the voting and transfer restrictions described below that are set forth in a contribution and voting agreement dated as of November 11, 2005, among Silver Lake Partners II, L.P., Silver Lake Technology Investors II, L.L.C., Douglas D. Troxel, as trustee of the Douglas D. Troxel Living Trust, Douglas D. Troxel, in his individual capacity, and Spyglass Merger Corp., each of Spyglass Merger Corp., and Silver Lake Partners II, L.P. and its general partner may be deemed to beneficially own each of the shares indicated as beneficially owned by Douglas D. Troxel in the following table. The contribution and voting agreement is described in greater detail below. Spyglass Merger Corp. and Silver Lake Partners II, L.P. and its general partner are not entitled to any rights as a stockholder of Serena, other than the voting rights Silver Lake Partners II, L.P. may have pursuant to the contribution and voting agreement with respect to shares beneficially owned by Douglas D. Troxel. Silver Lake Partners II, L.P. and its general partner and Spyglass Merger Corp. and its officers, director and stockholder disclaim beneficial ownership of the shares of Serena common stock which are beneficially owned by Douglas D. Troxel.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In computing the number of shares beneficially owned by a person and the percent of ownership of that person, shares of Serena common stock subject to options or warrants held by that person which are currently exercisable or will become exercisable within 60 days after February 1, 2006, are deemed outstanding, while the shares are not deemed outstanding for purposes of computing percent ownership of any other person.

	Shares Beneficially Owned (1)
Name of Beneficial Owner (2)	Number	Percent
Douglas D. Troxel (3)	11,707,725	28.29%
Mark E. Woodward (4)	1,023,275	2.47
Robert I. Pender, Jr. (5)	637,071	1.54
L. Evan Ellis, Jr. (6)	550,586	1.33
Vita A. Strimaitis (7)	146,467	*
J. Hallam Dawson (8)	83,500	*
Gregory J. Owens (9)	82,500	*
Carl Theobald (10)	73,255	*
David G. DeWalt (11)	57,343	*
Carl Bass (12)	35,312	*
Matthew DiMaria (13)	27,083	*
All directors and executive officers as a group (11 persons)	14,424,117	34.86%

*	Less than 1%.
(1)	Percentage ownership is based on 41,379,819 shares of common stock outstanding as of February 1, 2006, including restricted stock and stock purchased pursuant to our Employee Stock Purchase Plan.
(2)	Except as otherwise indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.
(3)	Includes 9,978,125 shares of common stock held by Mr. Troxel as trustee of the Troxel Living Trust; 974,600 shares of common stock held by Mr. Troxel as a general partner for Troxel Investments, L.P.; 125,000 shares of common stock held by Mr. Troxel as Manager for Troxel Investments, LLC; and 630,000 shares, which are held by Mr. Troxel as trustee of the Change Happens Foundation. Mr. Troxel has joint power to vote and dispose of the Change Happens Foundation shares. Mr. Troxel is our founder, Chief Technology Officer and Chairman of our board of directors.
(4)	Includes 315,000 shares of restricted stock that are subject to a right of repurchase in favor of Serena, and 707,097 shares subject to stock options held by Mr. Woodward that are exercisable within 60 days of February 1, 2006. Mr. Woodward is a director and our President and Chief Executive Officer.
(5)	Includes 160,000 shares of restricted stock that are subject to a right of repurchase in favor of Serena and 477,071 shares subject to stock options held by Mr. Pender that are exercisable within 60 days of February 1, 2006. Mr. Pender is a director and our Senior Vice President, Finance and Administration, and Chief Financial Officer.
(6)	Includes 547,706 shares subject to stock options held by Mr. Ellis that are exercisable within 60 days of February 1, 2006. Mr. Ellis is our Senior Vice President, Chief Operating Officer.
(7)	Includes 142,085 shares subject to stock options held by Ms. Strimaitis that are exercisable within 60 days of February 1, 2006. Ms. Strimaitis is our Senior Vice President, General Counsel and Secretary.
(8)	Includes 82,500 shares subject to stock options held by Mr. Dawson that are exercisable within 60 days of February 1, 2006. Mr. Dawson is a member of our board of directors.
(9)	Includes 82,500 shares subject to stock options held by Mr. Owens that are exercisable within 60 days of February 1, 2006. Mr. Owens is a member of our board of directors.
(10)	Includes 71,978 shares subject to stock options held by Mr. Theobald that are exercisable within 60 days of February 1, 2006. Mr. Theobald is our Senior Vice President, Research and Development.
(11)	Includes 57,343 shares subject to stock options held by Mr. DeWalt that are exercisable within 60 days of February 1, 2006. Mr. DeWalt is a member of our board of directors.
(12)	Includes 35,312 shares subject to stock options held by Mr. Bass that are exercisable within 60 days of February 1, 2006. Mr. Bass is a member of Serena’s board of directors.
(13)	Includes 27,083 shares subject to stock options held by Mr. DiMaria that are exercisable within 60 days of February 1, 2006. Mr. DiMaria is our Vice President of Marketing.

The following table sets forth the aggregate number of Eligible Options held by each of our directors and executive officers that is an Eligible Employee, each of whom may participate in this offer:

	Eligible Options
Name	Number	Percent
L. Evan Ellis, Jr.	738,126	34.5%
Vita A. Strimaitis	216,255	10.1

Except as set forth in the following table, there were no transactions in our Eligible Options or Serena common stock by us or any of our majority owned subsidiaries, any of our directors or executive officers or the directors or executive officers of any of our subsidiaries, or any person known by us to be the beneficial owner of more than five percent of our outstanding shares of Serena common stock within the 60 days before the commencement of this offer:

NAME	DATE OF TRANSACTION	NATURE OF TRANSACTION	AMOUNT	PRICE

Matthew DiMaria	Nov. 30, 2005	Serena common stock purchase pursuant to ESPP	494 shares	$16.635 per share ($8,217.69)

Vita Strimaitis	Nov. 30, 2005	Serena common stock purchase pursuant to ESPP	176 shares	$16.635 per share ($2,927.76)

Carl Theobald	Nov. 30, 2005	Serena common stock purchase pursuant to ESPP	154 shares	$16.635 per share ($2,561.79)

Douglas D. Troxel	Dec. 8, 2005	Disposition of Serena common stock	200,000 shares	$0.00 (bona fide gift)

In connection with the execution of the merger agreement between Serena and Spyglass Merger Corp., Douglas D. Troxel and the Troxel Trust, entered into a contribution and voting agreement, dated as of November 11, 2005, with Spyglass Merger Corp., Silver Lake Partners II, L.P. and Silver Lake Technology Investors II, L.L.C. Pursuant to this agreement, Mr. Troxel and the Troxel Trust have agreed to vote all the shares of Serena common stock that they own, and any shares as to which they control the voting, in favor of the merger agreement. Also pursuant to the contribution and voting agreement, the Troxel Trust will contribute 7,518,483 shares of Serena common stock to Spyglass Merger Corp. in exchange for 30,825,780 shares of common stock of Spyglass Merger Corp., which will be converted at the time of the merger into 30,825,780 shares of common stock of Serena, as the surviving corporation. The other shares of Serena common stock that may be deemed to be beneficially owned by Douglas D. Troxel are to be treated under the merger agreement in the same manner as all other shares of our common stock held by stockholders generally. For purposes of determining the number of shares of common stock of Spyglass Merger Corp. received by the Troxel Trust, the shares of Serena common stock contributed by the Troxel Trust to Spyglass Merger Corp. will be valued at $20.50 per share. Mr. Troxel is not an Eligible Employee.

Also in connection with the merger agreement, Mark Woodward and Robert Pender entered into substantially identical letter agreements, which we refer to as the “management agreements,” with Spyglass Merger Corp. Neither Mr. Woodward nor Mr. Pender is an Eligible Employee. Pursuant to the management agreements, the surviving corporation and each executive has agreed to enter into a definitive employment agreement and related agreements to be effective as of the closing of the merger, which will set forth the terms and conditions of the executive’s employment after the closing of the merger and the terms and conditions relating to the executive’s equity investment and new stock option grants with respect to the surviving corporation. With respect to their investments in the surviving corporation, Mr. Woodward and Mr. Pender have agreed to retain at least 66% and 60%, respectively, of the aggregate value of their existing equity interests in Serena after completion of the merger. This equity investment will consist of the contribution by them of a portion of the shares of Serena restricted common stock beneficially owned by them to Spyglass Merger Corp. in exchange for shares of restricted common stock of Spyglass Merger Corp., which restricted shares will convert into restricted shares of Serena upon completion of the merger, and the retention of a portion of their existing options to acquire Serena common stock, which options will be amended and remain outstanding after the merger. The shares of Serena common stock to be contributed by Messrs. Woodward and Pender will be comprised of a portion of the restricted shares granted to them in June 2005. For purposes of satisfying this minimum equity investment obligation, each share of Serena common stock will be valued at $24.00 per share and each option to acquire shares of Serena common stock will be valued by the amount, if any, by which $24.00 exceeds the exercise price of such option. The number of shares of Spyglass Merger Corp. common stock that will be issued in exchange for the shares of Serena common stock contributed to Spyglass Merger Corp. by Messrs. Woodward and Pender will be equal to the aggregate value of the shares of Serena common stock they contribute to Spyglass Merger Corp. divided by $5.00, which is the price per share being paid by Silver Lake Partners II, L.P. and its affiliates for shares of common stock of Spyglass Merger Corp. in connection with the financing of the merger. With respect to any such retained options to acquire Serena common stock that are amended prior to completion of the merger, the exercise price and the number of shares of Serena common stock that may be acquired with such options will be adjusted such that the aggregate “spread value” of such option after completion of the merger is the same as its aggregate “spread value” prior to the merger. For these purposes, the “spread value” of an option to acquire one share of our common stock prior to the merger is the amount, if any, by which $24.00 exceeds the exercise price of the option and after completion of the merger is the difference between $5.00, which is the price being paid by Silver Lake Partners II, L.P. and its affiliates for shares of common stock of Spyglass Merger Corp. in connection with the financing of the merger, and $1.25, which will be the new exercise price of such options. Each of Messrs. Woodward and Pender will make a determination prior to the completion of the merger regarding the allocation of this equity investment between their existing shares of Serena restricted common stock and options to acquire Serena common stock. In connection with this equity investment, each of Messrs. Woodward and Pender also is expected to be granted following completion of the merger additional options to acquire shares of Serena common stock, which options will be subject to time-based and performance-based vesting requirements and will have an exercise price equal to the fair market value of the common stock at the time of such grants as determined by our board.

Prior to completion of the merger, certain other members of our management, including Messrs. Theobald and DiMaria, are expected to be provided with the opportunity to retain a portion of their existing equity interests in Serena after completion of the merger. None of these other members of our management is an Eligible Employee. Each of these members of management is expected to be able to make this equity investment through either or both of the following, at his or her option:

•	the acquisition of shares of Serena upon completion of the merger for cash or the assignment to Spyglass Merger Corp. of the cash proceeds otherwise to be received in the merger by such members for shares of Serena common stock they currently hold; and

•	the retention of their existing options to acquire Serena common stock, which options would be amended and remain outstanding after the merger.

With respect to any such options to acquire Serena common stock that are amended prior to completion of the merger, the exercise price and the number of shares of Serena common stock that may be acquired with such options will be adjusted such that the aggregate “spread value” of such option after completion of the merger is the same as its aggregate “spread value” prior to the merger. For these purposes, the “spread value” of an option to acquire one share of our common stock prior to the merger is the amount, if any, by which $24.00 exceeds the exercise price of the option and after completion of the merger is the difference between $5.00, which is the price being paid by Silver Lake Partners II, L.P. and its affiliates for shares of common stock of Spyglass Merger Corp. in connection with the financing of the merger, and $1.25, which will be the new exercise price of such options. Regardless of whether these members of our management decide to retain a portion of their existing equity interests in Serena after completion of the merger, they are expected after completion of the merger to receive grants of stock options pursuant to a new equity incentive plan that will be adopted by Serena, which options will be subject to time-based and performance-based vesting requirements and will have an exercise price equal to the fair market value of the common stock at the time of such grants as determined by our board. In addition, in the event that such members agree to retain a portion of their equity interests in Serena after completion of the merger that is at least equal to targeted amounts that will be communicated to such members prior to the merger, such members would be granted additional options to acquire common stock of Serena after completion of the merger, which options also will be subject to time-based and performance-based vesting requirements and will have an exercise price equal to the fair market value of the common stock at the time of such grants as determined by our board.

For additional information regarding the contribution and voting agreement, the management agreements and all other agreements, arrangements and understandings with respect to any of our securities involving any of our executive officers and directors, you should read the sections of our preliminary proxy statement regarding the merger agreement and other related agreements, which are incorporated by reference into this offer to purchase, and our other filings with the Commission that are incorporated by reference into this offer to purchase. See Section 17, “Additional Information.”

Except as otherwise described above, neither Serena nor, to Serena’s knowledge, any of its executive officers or directors is a party to any agreement, arrangement or understanding with respect to any of Serena’s securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

12. Status of Eligible Options Cancelled by us in this Offer; Accounting Consequences of this Offer.

Eligible Options properly tendered in this offer will be cancelled. For our financial reporting purposes, we intend to recognize the full amount of cash paid to holders of Eligible Options for the cancellation of their unvested options as compensation expense in the period that this offer is completed. The cash consideration paid for cancelled unvested stock options is treated as compensation expense which is a charge to earnings. Assuming 100% participation, this charge would be approximately $3.6 million, pretax.

13. Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the purchase and cancellation of Eligible Options in exchange for the cash payment contemplated by this offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the cancellation of our options as contemplated herein. Should any such approval or other action be required, we contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of Eligible Options tendered for cancellation in exchange for the cash payment contemplated by this offer pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this offer is subject to the satisfaction or waiver of the conditions described in Section 7.

14. Material U.S. Federal Income Tax Consequences.

The following is a general summary of the material U.S. federal income tax consequences of the tender of Eligible Options in exchange for the cash payment contemplated by this offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of this offer, all of which are subject to change, possibly on a retroactive basis. The U.S. federal tax laws may change and the federal, state and local tax consequences for each employee will depend upon that employee’s individual circumstances. This summary does not discuss all of the tax consequences such as state and local income taxes that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of option holders. If you are a citizen or a resident of the United States, but are also subject to the tax laws of another country, you should be aware that there might be other tax and social insurance consequences that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

If you tender your Eligible Options for cash in this offer, the cash you receive will be taxed as supplemental compensation income in the year received. Such income will be subject to withholding of income, FICA and Medicare taxes, and other applicable employment taxes. Such withholding will generally be at the same rate as is applicable to your bonus and other stock compensation income. To the extent that you recognize compensation income, we would generally be entitled to a corresponding federal income tax deduction. Any applicable withholding taxes or charges on the cash you are entitled to receive in exchange for the purchase of your Eligible Options will be paid to the appropriate tax authority, as required or permitted. Other deductions you may have elected, such as for our 401(k) Plan, will not be made from this payment.

If you do not tender your Eligible Options in this offer, you will not have any current tax consequence as a result of this offer.

For holders of Eligible Options residing outside of the United States, please see the summary of the tax consequences and the withholding and reporting obligations provided for your respective country in Appendices A through N to this offer to purchase.

WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THIS OFFER.

15. Extension of this Offer; Termination; Amendment.

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 7 has occurred or is deemed by us to have occurred, to extend the expiration date and thereby delay the acceptance of any Eligible Options tendered in this offer by giving oral, written or electronic notice of such extension to the holders of Eligible Options.

We also expressly reserve the right, in our reasonable judgment, prior to the expiration date, to terminate or amend this offer and to postpone our acceptance and cancellation of any tendered options if any of the conditions specified in Section 7 have not been satisfied, by giving oral, written or electronic notice of such termination or postponement to the holders of Eligible Options. As mentioned above, this offer will terminate, without any further action on our part, if the merger agreement with Spyglass Merger Corp. is terminated. Notwithstanding the foregoing, we will pay the consideration offered or return the options promptly after termination or withdrawal of this offer.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 7 has occurred or is deemed by us to have occurred, to amend this offer in any respect.

Amendments to this offer may be made at any time and from time to time. In the case of an extension, the extension must be announced no later than 6:00 a.m., Pacific Time, on the next business day after the last previously scheduled or announced expiration date. Any amendment of this offer will be disseminated promptly to option holders in a manner reasonably designed to inform option holders of such change. Without limiting the manner in which we may choose to disseminate any amendment of this offer, except as required by law, we have no obligation to publish, advertise or otherwise communicate any such amendment.

If we materially change the terms of this offer or the information concerning this offer, or if we waive a material condition of this offer, we will extend the expiration date. Except for a change in price or a change in percentage of securities sought, the amount of time by which we will extend the Expiration Date following a material change in the term of this offer or information concerning this offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we increase or decrease the amount of consideration offered for the Eligible Options or decrease the number of options eligible to be cancelled in exchange for the cash election right being offered in this offer and the offer is scheduled to expire at any time earlier than the tenth business day from and including the date that notice of any such increase or decrease is first published, sent or given in the manner specified in this Section 15, we will extend the offer until the end of the tenth business day following such notice.

16. Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting the tender of Eligible Options pursuant to this offer.

17. Additional Information.

We have filed with the Securities and Exchange Commission a Tender Offer Statement on Schedule TO, referred to as the “Schedule TO,” under the Securities Exchange Act of 1934, which includes the information contained in this offer to purchase and other information relating to this offer. This offer to purchase does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We therefore recommend that you review the Schedule TO, including its exhibits, before making a decision on whether to participate in this offer.

In addition to the Schedule TO, we are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy the Schedule TO and any reports, proxy statements or other information that we file with the Securities and Exchange Commission at the following location of the Securities and Exchange Commission:

Public Reference Room

100 F Street, N.E.

Room 1580

Washington, D.C. 20549

Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Our public filings are also available to the public from document retrieval services and the Internet website maintained by the Securities and Exchange Commission at www.sec.gov.

The Securities and Exchange Commission allows us to incorporate by reference information into this offer to purchase. This means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be part of this offer to purchase. Serena incorporates by reference into this offer to purchase the following documents filed by it with the Securities and Exchange Commission under the Securities Exchange Act of 1934:

•	our annual report on Form 10-K for the fiscal year ended January 31, 2005, filed on April 8, 2005;

•	our quarterly reports on Form 10-Q for the quarterly period ended April 30, 2005, as filed on June 9, 2005, for the quarterly period ended July 31, 2005, as filed on September 9, 2005 and for the quarterly period ended October 31, 2005, as filed on December 9, 2005;

•	our current reports on Form 8-K filed on November 21, 2005, November 14, 2005, August 18, 2005, as amended on August 22, 2005, August 5, 2005, June 22, 2005, May 24, 2005, and February 24, 2005;

•	our definitive proxy statement filed on February 2, 2006; and

•	our Tender Offer Statement on Schedule TO filed on February 2, 2006.

However, we are not incorporating any information furnished under Item 2.02 and Item 9.01 of our current reports on Form 8-K filed with the Securities and Exchange Commission.

We will file an amendment to the Schedule TO to incorporate by reference into this offer to purchase all documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Offer to purchase and prior to the expiration date to the extent necessary to comply with applicable securities laws. Any statement contained in a document incorporated by reference in this offer to purchase shall be deemed to be modified or superseded for purposes of this offer to purchase to the extent that a statement contained in this offer to purchase or in any subsequently filed document incorporated by reference in this offer to purchase modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this offer to purchase.

We will also provide without charge to each person to whom this offer to purchase is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you (including this offer to purchase and the election form and withdrawal form) or which are incorporated by reference in this offer to purchase, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

Helen Dowling

Stock Administration

Serena Software, Inc.

2755 Campus Drive

3rd Floor

San Mateo, CA 94403

You may also make a request to Helen Dowling in Stock Administration by telephone at (650) 522-6606 or by electronic mail at hdowling@serena.com between the hours of 9:00 a.m. and 5:00 p.m., Pacific Time, Monday through Friday.

The information contained in this offer to purchase should be read together with the information contained in the documents to which we have referred you and which are incorporated by reference in this offer to purchase.

This offer to purchase is not a solicitation of a proxy from any security holder of Serena. In connection with the proposed merger, Serena filed a definitive proxy statement with the Securities and Exchange Commission on February 2, 2006. INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the definitive proxy statement and other documents filed by Serena at the Securities and Exchange Commission’s website at www.sec.gov. The proxy statement and other relevant documents may also be obtained for free from Serena by directing such request to Serena Investor Relations, 2755 Campus Drive, 3rd Floor, San Mateo, California 94403-2538, USA, telephone: (650) 522-6600.

Serena and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information regarding such persons and their interests in the merger is included in Serena’s definitive proxy statement filed with the Securities and Exchange Commission on February 2, 2006. This document is available free of charge at the Securities and Exchange Commission’s website at www.sec.gov and from Serena Investor Relations, 2755 Campus Drive, 3rd Floor, San Mateo, California 94403-2538, USA, telephone: (650) 522-6600.

18. Financial Information.

Our full financial statements as included in our annual report on Form 10-K for our fiscal year ended January 31, 2005, filed with the Securities and Exchange Commission on April 8, 2005 in the section entitled “Item 15. Exhibits and Financial Statement Schedules, (a) Financial Statements” and our quarterly report on Form 10-Q for our fiscal quarter ended October 31, 2005, filed with the Securities and Exchange Commission on December 9, 2005 in the section entitled “Item 1. Financial Statements,” are incorporated by reference in this offer to purchase. Such financial information may be obtained by accessing our public filings with the Securities and Exchange Commission by following the instructions in Section 17 of this offer to purchase.

The summary financial information presented below is derived from our consolidated financial statements and should be read in conjunction with, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated statements and related notes included in the periodic reports mentioned above.

	Fiscal Year Ended January 31,					Fiscal 2006 Nine Months Ended October 31, 2005
	2001	2002	2003	2004	2005
						(Unaudited)
	(in thousands, except per share data)
Historical Consolidated Statement of Income Data:
Revenue:
Software licenses	$58,037	$49,514	$44,250	$45,469	$85,350	$63,510
Maintenance	37,227	41,812	44,476	51,050	98,558	101,370
Professional services	8,345	7,315	7,049	9,037	24,197	20,755

Total revenue	103,609	98,641	95,775	105,556	208,105	185,635

Cost of revenue:
Software licenses	1,600	931	1,224	668	3,149	2,368
Maintenance	5,610	5,448	5,548	6,378	11,420	10,014
Professional services	6,938	6,576	6,519	8,730	21,466	19,141
Amortization of acquired technology	2,253	4,324	4,324	6,513	14,051	12,768
Stock-based compensation	—	—	—	—	44	29

Total cost of revenue	16,401	17,279	17,615	22,289	50,130	44,320

Gross profit	87,208	81,362	78,160	83,267	157,975	141,315

Operating expenses:
Sales and marketing	27,154	29,357	26,361	29,158	64,343	53,160
Research and development	10,101	13,308	11,779	14,025	31,043	26,115
General and administrative	8,511	6,618	7,311	7,342	18,587	13,706
Stock-based compensation	223	135	23	—	686	1,154
Amortization of intangible assets, including goodwill through fiscal 2002	2,893	4,012	162	2,032	9,608	7,956
Acquired in-process research and development	2,972	—	—	—	10,400	—
Restructuring, acquisition and other charges	—	2,529	—	—	2,351	—

Total operating expenses	51,854	55,959	45,636	52,557	137,018	102,091

Operating income	35,354	25,403	32,524	30,710	20,957	39,224
Interest income	7,475	5,968	4,726	3,399	3,868	4,198
Interest expense	—	—	—	(413)	(3,300)	(2,475)
Amortization of debt issuance costs	—	—	—	(42)	(1,466)	(1,005)

Income before income taxes	42,829	31,371	37,250	33,654	20,059	39,942
Income taxes	18,575	12,862	14,096	12,303	10,573	12,776

Net income	$24,254	$18,509	$23,154	$21,351	$9,486	$27,166

Net income per share (*):
Basic	$0.63	$0.46	$0.57	$0.54	$0.23	$0.68

Diluted (2004 restated) (**)	$0.60	$0.46	$0.57	$0.52	$0.23	$0.56

Weighted average shares used in per share calculations:
Basic	38,522	39,768	40,367	39,707	42,074	41,348

Diluted (2004 restated) (**)	40,729	40,760	40,854	41,637	52,713	52,079

Net income	$24,254	$18,509	$23,154	$21,351	$9,486	$27,166
Plus: Income impact of assumed conversions Tax effected interest, including amortization of debt issuance costs, on 1.5% convertible debentures	—	—	—	272	2,852	2,093

Adjusted net income for diluted net income per share calculation (**)	$24,254	$18,509	$23,154	$21,623	$12,338	$29,259

	As of January 31,					As of October 31, 2005
	2001	2002	2003	2004	2005
						(Unaudited)
	(in thousands, except per share data)
Historical Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments	$112,658	$132,594	$143,074	$296,495	$150,108	$155,826
Working capital	105,010	117,378	124,151	278,178	90,877	93,074
Total current assets	142,867	153,377	166,881	323,395	211,627	213,841
Total long-term assets	60,951	77,693	97,642	150,266	483,492	461,796
Total assets	203,818	231,070	264,523	473,661	695,119	675,637
Total current liabilities	37,856	35,999	42,730	45,217	120,750	120,767
Convertible subordinated debentures	—	—	—	220,000	220,000	220,000
Total other long-term liabilities	8,817	10,295	8,831	13,166	56,753	47,698
Total long-term liabilities	8,817	10,295	8,831	233,166	276,753	267,698
Total stockholders’ equity	157,145	184,776	212,962	195,278	297,616	287,172
Common shares outstanding	39,689	40,274	40,646	38,278	42,266	41,199
Net book value per common share outstanding					$7.04	$6.97

(*)	We had no discontinued operations for the periods presented and, accordingly, the amounts shown for net income per share are equal to income per common share from continuing operations for these periods.
(**)	Diluted net income per share and diluted weighted average shares used in the earnings per share calculations for fiscal 2004 and 2005 include the effect of common stock issuable upon the conversion of our 1.5% Convertible Subordinated Notes due 2023. The fiscal 2004 diluted net income per share and diluted weighted average shares used in the earnings per share calculations have been restated to reflect the adoption of EITF Issue No. 04-8. “The Effect of Contingently Convertible Instruments on Diluted Earnings Per Share.” See Note 6(c) to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended January 31, 2005 for the basic and diluted net income per share computations for these periods. Also, see Note 5 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended January 31, 2005 for more information on our 1.5% Convertible Subordinated Notes due 2023.

Certain reclassifications have been made to the consolidated statement of income data for the years ended January 31, 2001, 2002, 2003 and 2004 to conform to the presentation adopted for the year ended January 31, 2005. These reclassifications had an immaterial impact on the prior reported balances and no impact on total revenues, income from operations, or net income.

RATIO OF EARNINGS TO FIXED CHARGES

	Fiscal Year Ended January 31,										Fiscal 2006 Nine Months Ended October 31, 2005
	2001		2002		2003		2004		2005
	(Unaudited)
	(in thousands, except for ratios)
Income before income taxes	$42,829		$31,371		$37,250		$33,654		$20,059		$39,942
Interest	—		—		—		413		3,300		2,475
Amortization of debt issuance costs	—		—		—		42		1,466		1,005
Portion of rental expense deemed to be interest	388		545		487		536		1,455		1,307

Income available for fixed charges	$43,217		$31,916		$37,737		$34,645		$26,280		$44,729

Fixed charges:
Interest	$—		$—		$—		$413		$3,300		$2,475
Amortization of debt issuance costs	—		—		—		42		1,466		1,005
Portion of rental expense deemed to be interest	388		545		487		536		1,455		1,307

Total fixed charges	$388		$545		$487		$991		$6,221		$4,787

Ratio of earnings to fixed charges	111.4	x	58.6	x	77.4	x	35.0	x	4.2	x	9.3	x

For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of (1) interest expenses, (2) amortization of debt issuance costs, and (3) that portion of rental expenses we estimate to be representative of interest.

19. Miscellaneous.

We are not aware of any jurisdiction where the implementation of this offer violates applicable law. If we become aware of any jurisdiction where the implementation of this offer violates applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, this offer will not be made to, nor will tenders of Eligible Options be accepted from or on behalf of, the option holders residing in such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD PARTICIPATE IN THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO PURCHASE OR IN THE DOCUMENTS RELATING TO THIS OFFER. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Serena Software, Inc.	February 2, 2006

Appendix A

A Guide to Issues in Australia

Set forth below is a general summary of certain significant tax consequences and regulatory requirements associated with participating in this offer in Australia under existing laws in Australia. This summary is based on tax and regulatory laws as well as administrative and judicial interpretations in effect as of December 2005. If these laws, or interpretations of these laws, change in the future, possibly with retroactive effect, the information provided in this summary may no longer be accurate. If you are a citizen or resident of a country other than Australia, the information contained in this summary may not be applicable to you.

The tax consequences and regulatory requirements associated with participating in this offer are based on complex laws, which may be subject to varying interpretations, and the application of such laws may depend, in large part, on the surrounding facts and circumstances. This discussion does not apply to every specific transaction that may occur in connection with this offer. Moreover, it may not apply to your particular tax or financial situation, and we are not in a position to assure you of any particular result. Therefore, we recommend that you consult with your own tax and/or legal adviser to determine the consequences of taking or not taking any action concerning your Eligible Options under this offer and to determine how the laws in your country apply to your specific situation.

How is the tax on the amount received upon the cancellation of my Eligible Options calculated?

If you elected to pay tax on your tendered Eligible Options in the year in which your tendered Eligible Options were granted, you will be subject to tax on the difference between the value of such options on the date of grant and the cash amount you receive when your tendered Eligible Options are cancelled. If you have held the tendered Eligible Options for more then twelve months, only 50% of the amount you receive, after deducting any other capital losses which you have, will be subject to income tax and the Medicare levy in Australia. If you did not elect to pay tax on your tendered Eligible Options in the year in which such options were granted, you will be subject to tax on the cash amount you receive when your tendered Eligible Options are cancelled. This entire amount is taxed as ordinary income.

What are the tax withholding and reporting obligations regarding transactions under this offer?

Your employer is not required to withhold any tax incurred upon the cancellation of your tendered Eligible Options. You are responsible for reporting the cash amount received for the cancelled options on your annual income tax return for the year in which the cash amount is received and for paying all applicable taxes.

Data Privacy Consent

By submitting an election to cancel your Eligible Options or, thereafter, by submitting a withdrawal of your election to cancel your Eligible Options, in writing or electronically, you voluntarily, expressly, and unequivocally consent to and authorize the collection, processing (including, but not limited to, the registration, organization, adaptation, recordation, disclosure, including to third parties, modification, extraction, consultation, dissemination, blocking, deletion, destruction, use, storage or in any other manner putting together or combining, of such personal data), and transfer of your personal data,

•	including, to the extent possible under applicable law, your sensitive personal data,

•	in any jurisdiction,

•	by and among us, our subsidiaries or third parties, or by and among our authorized personnel, authorized personnel in our subsidiaries or third parties,

•	that is necessary and for as long as necessary, and

•	for the exclusive purposes of implementing, administering or managing your participation in this offer.

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You may request a list with the name and address of any potential recipients of your personal data. In addition, you may request a translation of this consent, where such translation is required under the applicable law. You may, at any time, review the personal data, request additional storage and processing of the personal data, require any necessary update or correction to the personal data, or withdraw your consent in writing by contacting us or our relevant subsidiary. Please note that the withdrawal of your consent may affect our ability to administer your participation in this offer.

A-2

Appendix B

A Guide to Issues in Belgium

Set forth below is a general summary of certain significant tax consequences and regulatory requirements associated with participating in this offer in Belgium under existing laws in Belgium. This summary is based on tax and regulatory laws as well as administrative and judicial interpretations in effect as of December 2005. If these laws, or interpretations of these laws, change in the future, possibly with retroactive effect, the information provided in this summary may no longer be accurate. If you are a citizen or resident of a country other than Belgium, the information contained in this summary may not be applicable to you.

The tax consequences and regulatory requirements associated with participating in this offer are based on complex laws, which may be subject to varying interpretations, and the application of such laws may depend, in large part, on the surrounding facts and circumstances. This discussion does not apply to every specific transaction that may occur in connection with the option repurchase. Moreover, it may not apply to your particular tax or financial situation, and we are not in a position to assure you of any particular result. Therefore, we recommend that you consult with your own tax and/or legal adviser to determine the consequences of taking or not taking any action concerning your Eligible Options under this offer and to determine how the laws in your country apply to your specific situation.

How is the tax on the amount received upon the cancellation of my Eligible Options calculated?

If your options were granted on or before November 1, 1998, you are likely subject to income tax and social insurance contributions on any amount you receive for the cancellation of your Eligible Options that exceeds any amount you would have paid in consideration for your option grant.

If your Eligible options were granted after November 1, 1998, you are likely subject to income tax and social insurance contributions on any amount you receive for the cancellation of such options that exceeds the value of your Eligible Options on the date you received notification of such option grant. Moreover, if the grant of the options has been subject to a reduced taxation pursuant to Article 43, §6 of the Law of March 26, 1999, the benefit of such reduced taxation will be lost as a result of the cancellation of your Eligible Options and additional income tax will be due.

What are the tax withholding and reporting obligations regarding transactions under this offer?

Your employer is required to withhold any income tax and social insurance contributions incurred in this offer at the time of payment. Your employer also is required to report the amount received by you for the cancelled options. You are responsible for reporting your income on your personal tax return for the year in which you receive the amount for the cancelled options.

Data Privacy Consent

By submitting an election to cancel your Eligible Options or, thereafter, by submitting a withdrawal of your election to cancel your Eligible Options, in writing or electronically, you voluntarily, expressly, and unequivocally consent to and authorize the collection, processing (including, but not limited to, the registration, organization, adaptation, recordation, disclosure, including to third parties, modification, extraction, consultation, dissemination, blocking, deletion, destruction, use, storage or in any other manner putting together or combining, of such personal data), and transfer of your personal data,

•	including, to the extent possible under applicable law, your sensitive personal data,

•	in any jurisdiction,

•	by and among us, our subsidiaries or third parties, or by and among our authorized personnel, authorized personnel in our subsidiaries or third parties,

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•	that is necessary and for as long as necessary, and

•	for the exclusive purposes of implementing, administering or managing your participation in this offer.

You may request a list with the name and address of any potential recipients of your personal data. In addition, you may request a translation of this consent, where such translation is required under the applicable law. You may, at any time, review the personal data, request additional storage and processing of the personal data, require any necessary update or correction to the personal data, or withdraw your consent in writing by contacting us or our relevant subsidiary. Please note that the withdrawal of your consent may affect our ability to administer your participation in this offer.

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Appendix C

A Guide to Issues in Canada

Set forth below is a general summary of certain significant tax consequences and regulatory requirements associated with participating in this offer in Canada under existing laws in Canada. This summary is based on tax and regulatory laws as well as administrative and judicial interpretations in effect as of December 2005. If these laws, or interpretations of these laws, change in the future, possibly with retroactive effect, the information provided in this summary may no longer be accurate. If you are a citizen or resident of a country other than Canada, the information contained in this summary may not be applicable to you.

The tax consequences and regulatory requirements associated with participating in this offer are based on complex laws, which may be subject to varying interpretations, and the application of such laws may depend, in large part, on the surrounding facts and circumstances. This discussion does not apply to every specific transaction that may occur in connection with this offer. Moreover, it may not apply to your particular tax or financial situation, and we are not in a position to assure you of any particular result. Therefore, we recommend that you consult with your own tax and/or legal adviser to determine the consequences of taking or not taking any action concerning your Eligible Options under this offer and to determine how the laws in your country apply to your specific situation.

How is the tax on the amount received upon the cancellation of my Eligible Options calculated?

When your Eligible Options are cancelled, you are subject to income tax and normal statutory withholdings on the cash amount received for such options. You may be entitled to a deduction from your taxable income equal to 50% of the amount you received for the tendered Eligible Options. Please consult your tax advisor to determine if you are eligible.

What are the tax withholding and reporting obligations regarding transactions under this offer?

Your employer is required to withhold income tax and the applicable statutory withholdings on the amount received by you for the tendered Eligible Options at the time of payment. Your employer also is required to report the amount received by you for the tendered Eligible Options.

Data Privacy Consent

By submitting an election to cancel your Eligible Options or, thereafter, by submitting a withdrawal of your election to cancel your Eligible Options, in writing or electronically, you voluntarily, expressly, and unequivocally consent to and authorize the collection, processing (including, but not limited to, the registration, organization, adaptation, recordation, disclosure, including to third parties, modification, extraction, consultation, dissemination, blocking, deletion, destruction, use, storage or in any other manner putting together or combining, of such personal data), and transfer of your personal data,

•	including, to the extent possible under applicable law, your sensitive personal data,

•	in any jurisdiction,

•	by and among us, our subsidiaries or third parties, or by and among our authorized personnel, authorized personnel in our subsidiaries or third parties,

•	that is necessary and for as long as necessary, and

•	for the exclusive purposes of implementing, administering or managing your participation in this offer.

You may request a list with the name and address of any potential recipients of your personal data. In addition, you may request a translation of this consent, where such translation is required under the applicable law. You may, at any time, review the personal data, request additional storage and processing of the personal data, require any necessary update or correction to the personal data, or withdraw your consent in writing by contacting us or our relevant subsidiary. Please note that the withdrawal of your consent may affect our ability to administer your participation in this offer.

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Appendix D

A Guide to Issues in France

Set forth below is a general summary of certain significant tax consequences and regulatory requirements associated with participating in this offer in France under existing laws in France. This summary is based on tax and regulatory laws as well as administrative and judicial interpretations in effect as of December 2005. If these laws, or interpretations of these laws, change in the future, possibly with retroactive effect, the information provided in this summary may no longer be accurate. If you are a citizen or resident of a country other than France, the information contained in this summary may not be applicable to you.

The tax consequences and regulatory requirements associated with participating in this offer are based on complex laws, which may be subject to varying interpretations, and the application of such laws may depend, in large part, on the surrounding facts and circumstances. This discussion does not apply to every specific transaction that may occur in connection with this offer. Moreover, it may not apply to your particular tax or financial situation, and we are not in a position to assure you of any particular result. Therefore, we recommend that you consult with your own tax and/or legal adviser to determine the consequences of taking or not taking any action concerning your Eligible Options under this offer and to determine how the laws in your country apply to your specific situation.

How is the tax on the amount received upon the cancellation of my Eligible Options?

When your Eligible Options are cancelled, you are likely subject to income tax at the progressive rate on the cash amount received for the tendered Eligible Options.

What are the tax withholding and reporting obligations regarding transactions under this offer?

Your employer is required to withhold your share of social security contributions incurred upon the cash amount received for the tendered Eligible Options at the time of payment. You are responsible for reporting the cash amount received for the cancelled Eligible Options on your annual income tax return for the year in which the cash amount is received and for paying all applicable taxes.

Data Privacy Consent

By submitting an election to cancel your Eligible Options or, thereafter, by submitting a withdrawal of your election to cancel your Eligible Options, in writing or electronically, you voluntarily, expressly, and unequivocally consent to and authorize the collection, processing (including, but not limited to, the registration, organization, adaptation, recordation, disclosure, including to third parties, modification, extraction, consultation, dissemination, blocking, deletion, destruction, use, storage or in any other manner putting together or combining, of such personal data), and transfer of your personal data,

•	including, to the extent possible under applicable law, your sensitive personal data,

•	in any jurisdiction,

•	by and among us, our subsidiaries or third parties, or by and among our authorized personnel, authorized personnel in our subsidiaries or third parties,

•	that is necessary and for as long as necessary, and

•	for the exclusive purposes of implementing, administering or managing your participation in this offer.

You may request a list with the name and address of any potential recipients of your personal data. In addition, you may request a translation of this consent, where such translation is required under the applicable law. You may, at any time, review the personal data, request additional storage and processing of the personal data, require any necessary update or correction to the personal data, or withdraw your consent in writing by contacting us or our relevant subsidiary. Please note that the withdrawal of your consent may affect our ability to administer your participation in this offer.

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Appendix E

A Guide to Issues in Germany

Set forth below is a general summary of certain significant tax consequences and regulatory requirements associated with participating in this offer in Germany under existing laws in Germany. This summary is based on tax and regulatory laws as well as administrative and judicial interpretations in effect as of December 2005. If these laws, or interpretations of these laws, change in the future, possibly with retroactive effect, the information provided in this summary may no longer be accurate. If you are a citizen or resident of a country other than Germany, the information contained in this summary may not be applicable to you.

The tax consequences and regulatory requirements associated with participating in this offer are based on complex laws, which may be subject to varying interpretations, and the application of such laws may depend, in large part, on the surrounding facts and circumstances. This discussion does not apply to every specific transaction that may occur in connection with this offer. Moreover, it may not apply to your particular tax or financial situation, and we are not in a position to assure you of any particular result. Therefore, we recommend that you consult with your own tax and/or legal adviser to determine the consequences of taking or not taking any action concerning your Eligible Options under this offer and to determine how the laws in your country apply to your specific situation.

How is the tax on the amount received upon the cancellation of my Eligible Options calculated?

When your tendered Eligible Options are cancelled, you are subject to income tax on the cash amount received for the cancelled Eligible Options. In addition, you are subject to a church tax (if applicable) and a solidarity surcharge.

If your income does not exceed certain wage base thresholds, you will be subject to social security contributions on the cash amount received for the cancelled Eligible Options.

What are the tax withholding and reporting obligations regarding transactions under this offer?

Your employer is required to withhold any tax and social security contributions incurred in this offer at the time of payment. You are responsible for reporting the income from this offer on your personal tax return.

Data Privacy Consent

By submitting an election to cancel your Eligible Options or, thereafter, by submitting a withdrawal of your election to cancel your Eligible Options, in writing or electronically, you voluntarily, expressly, and unequivocally consent to and authorize the collection, processing (including, but not limited to, the registration, organization, adaptation, recordation, disclosure, including to third parties, modification, extraction, consultation, dissemination, blocking, deletion, destruction, use, storage or in any other manner putting together or combining, of such personal data), and transfer of your personal data,

•	including, to the extent possible under applicable law, your sensitive personal data,

•	in any jurisdiction,

•	by and among us, our subsidiaries or third parties, or by and among our authorized personnel, authorized personnel in our subsidiaries or third parties,

•	that is necessary and for as long as necessary, and

•	for the exclusive purposes of implementing, administering or managing your participation in this offer.

You may request a list with the name and address of any potential recipients of your personal data. In addition, you may request a translation of this consent, where such translation is required under the applicable law. You may, at any time, review the personal data, request additional storage and processing of the personal data, require any necessary update or correction to the personal data, or withdraw your consent in writing by contacting us or our relevant subsidiary. Please note that the withdrawal of your consent may affect our ability to administer your participation in this offer.

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Appendix F

A Guide to Issues in India

Set forth below is a general summary of certain significant tax consequences and regulatory requirements associated with participating in this offer in India under existing laws in India. This summary is based on tax and regulatory laws as well as administrative and judicial interpretations in effect as of December 2005. If these laws, or interpretations of these laws, change in the future, possibly with retroactive effect, the information provided in this summary may no longer be accurate. If you are a citizen or resident of a country other than India, the information contained in this summary may not be applicable to you.

The tax consequences and regulatory requirements associated with participating in this offer are based on complex laws, which may be subject to varying interpretations, and the application of such laws may depend, in large part, on the surrounding facts and circumstances. This discussion does not apply to every specific transaction that may occur in connection with this offer. Moreover, it may not apply to your particular tax or financial situation, and we are not in a position to assure you of any particular result. Therefore we recommend that you consult with your own tax and/or legal adviser to determine the consequences of taking or not taking any action concerning your Eligible Options under this offer and to determine how the laws in your country apply to your specific situation.

How is the tax on the amount received upon the cancellation of my Eligible Options calculated?

When your Eligible Options are cancelled you may be subject to capital gains tax on the amount you receive in exchange for the cancellation of the Eligible Options. If you have held the Eligible Options for a period of at least thirty-six months prior to the cancellation you may be subject to capital gains tax at the rate of 10% of the amount you receive. If you have held the options for a period of less than thirty-six months prior to the cancellation, you may be subject to capital gains tax at the rate of 20% of the amount you receive for the cancelled options.

Though you are not likely to be subject to social insurance contributions on the cash amount received for the cancelled options, you may be subject to a surcharge and education cess of 10.2 % on the amount of capital gains tax you pay on the cash amount received for the cancelled options.

What are the tax withholding and reporting obligations or approvals required regarding transactions under this offer?

Your employer is required to withhold any tax incurred upon the cancellation of your Eligible Options at the time of payment. You are responsible for reporting the cash amount received for the tendered options on your annual income tax return for the year in which the cash amount is received. Further, you are responsible to obtain approval from the Reserve Bank of India pursuant to Regulation 3 of the Foreign Exchange Management (Transfer or Issue of any Foreign Security) Regulations, 2000 prior to effecting the option cancellation and ensure that the proceeds of the option cancellation are repatriated to India immediately on receipt thereof.

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Appendix G

A Guide to Issues in Italy

The Cancellation Program does not qualify as an Offerta Pubblica di Acquisto as defined by Article 1 of Legislative Decree no. 58/98 as Serena has conclusively established that the number of option holders of Serena residing in Italy is below the threshold of 100 as set forth by Article 33 of CONSOB Regulation no. 11971/1999.

The Cancellation Program has not been notified to CONSOB (Commissione Nazionale per le Societa’ e la Borsa) pursuant to Italian applicable securities laws and implementing regulations. Absent such notification, no public offer can be carried out in the Republic of Italy. This document, and its accompanying documents, have not been, and cannot be disclosed to any Italian residents or person or entity in the Republic of Italy, other than the option holders of Serena residing therein, and no other form of solicitation has been, and can be, carried out in the Republic of Italy. This document, and any other document relating to this offer, may not be mailed, distributed, disseminated or otherwise disclosed to any Italian residents or person or entity in the Republic of Italy, other than the option holders of Serena residing therein, to whom the relevant documentation will be delivered individually.

Set forth below is a general summary of certain significant tax consequences and regulatory requirements associated with participating in this offer in Italy under existing laws in Italy. This summary is based on tax and regulatory laws as well as administrative and judicial interpretations in effect as of December 2005. If these laws, or interpretations of these laws, change in the future, possibly with retroactive effect, the information provided in this summary may no longer be accurate. If you are a citizen or resident of a country other than Italy, the information contained in this summary may not be applicable to you.

The tax consequences and regulatory requirements associated with participating in this offer are based on complex laws, which may be subject to varying interpretations, and the application of such laws may depend, in large part, on the surrounding facts and circumstances. This discussion does not apply to every specific transaction that may occur in connection with this offer. Moreover, it may not apply to your particular tax or financial situation, and we are not in a position to assure you of any particular result. Therefore, we recommend that you consult with your own tax and/or legal adviser to determine the consequences of taking or not taking any action concerning your Eligible Options under this offer and to determine how the laws in your country apply to your specific situation.

How is the tax on the amount received upon the cancellation of my Eligible Options calculated?

When your Eligible Options are cancelled, you are subject to income tax on the cash amount received for such options. The amount is taxed as employment income in the tax year it is paid.

In addition, you are subject to social insurance contributions for the cash amount received for the cancelled Eligible Options.

What are the tax withholding and reporting obligations regarding transactions under this offer?

Your employer is required to withhold income tax and social insurance contributions on the amount received by you for the cancelled Eligible Options at the time of payment. Your employer also is required to report the amount received by you for the cancelled Eligible Options.

Data Privacy Consent

By submitting an election to cancel your Eligible Options or, thereafter, by submitting a withdrawal of your election to cancel your Eligible Options, in writing or electronically, you voluntarily, expressly, and unequivocally consent to and authorize the collection, processing (including, but not limited to, the registration,

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organization, adaptation, recordation, disclosure, including to third parties, modification, extraction, consultation, dissemination, blocking, deletion, destruction, use, storage or in any other manner putting together or combining, of such personal data), and transfer of your personal data,

•	in any jurisdiction,

•	by and among us, our subsidiaries or third parties, or by and among our authorized personnel, authorized personnel in our subsidiaries or third parties,

•	that is necessary and for as long as necessary, and

•	for the exclusive purposes of implementing, administering or managing your participation in this offer.

You may request a list with the name and address of any potential recipients of your personal data. In addition, you may request a translation of this consent, where such translation is required under the applicable law. You may, at any time, review the personal data, request additional storage and processing of the personal data, require any necessary update or correction to the personal data, or withdraw your consent in writing by contacting us or our relevant subsidiary. Please note that the withdrawal of your consent may affect our ability to administer your participation in this offer.

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Appendix H

A Guide to Issues in Japan

Set forth below is a general summary of certain significant tax consequences and regulatory requirements associated with participating in this offer in Japan under existing laws in Japan. This summary is based on tax and regulatory laws as well as administrative and judicial interpretations in effect as of December 2005. If these laws, or interpretations of these laws, change in the future, possibly with retroactive effect, the information provided in this summary may no longer be accurate. If you are a citizen or resident of a country other than Japan, the information contained in this summary may not be applicable to you. The tax consequences and regulatory requirements associated with participating in this offer are based on complex laws, which may be subject to varying interpretations, and the application of such laws may depend, in large part, on the surrounding facts and circumstances. This discussion does not apply to every specific transaction that may occur in connection with this offer. Moreover, it may not apply to your particular tax or financial situation, and we are not in a position to assure you of any particular result. Therefore we recommend that you consult with your own tax and/or legal adviser to determine the consequences of taking or not taking any action concerning your Eligible Options under this offer and to determine how the laws in your country apply to your specific situation.

How is the tax on the amount received upon the cancellation of my Eligible Options calculated?

When your Eligible Options are cancelled, you are subject to income tax on the cash amount received for the Eligible Options. The income tax is incurred in the tax year you elect to participate in the Cancellation Program, and is likely classified as remuneration income for individual income tax purposes.

You are not subject to social insurance contributions on the cash amount received for the Eligible Options.

What are the tax withholding and reporting obligations regarding transactions under this offer?

Because your employer is bearing the costs of this offer, it is required to withhold income tax on the amount received by you for the cancelled Eligible Options at the time of payment. Your employer also is required to report the amount received by you for the cancelled Eligible Options.

Data Privacy Consent

By submitting an election to cancel your Eligible Options or, thereafter, by submitting a withdrawal of your election to cancel your Eligible Options, in writing or electronically, you voluntarily, expressly, and unequivocally consent to and authorize the collection, processing (including, but not limited to, the registration, organization, adaptation, recordation, disclosure, including to third parties, modification, extraction, consultation, dissemination, blocking, deletion, destruction, use, storage or in any other manner putting together or combining, of such personal data), and transfer of your personal data,

•	including, to the extent possible under applicable law, your sensitive personal data,

•	in any jurisdiction,

•	by and among us, our subsidiaries or third parties, or by and among our authorized personnel, authorized personnel in our subsidiaries or third parties,

•	that is necessary and for as long as necessary, and

•	for the exclusive purposes of implementing, administering or managing your participation in this offer.

You may request a list with the name and address of any potential recipients of your personal data. In addition, you may request a translation of this consent, where such translation is required under the applicable law. You may, at any time, review the personal data, request additional storage and processing of the personal data, require any necessary update or correction to the personal data, or withdraw your consent in writing by contacting us or our relevant subsidiary. Please note that the withdrawal of your consent may affect our ability to administer your participation in this offer.

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Appendix I

A Guide to Issues in the Republic of Korea

Set forth below is a general summary of certain significant tax consequences and regulatory requirements associated with participating in this offer in the Republic of Korea under existing laws in the Republic of Korea. This summary is based on tax and regulatory laws as well as administrative and judicial interpretations in effect as of December 2005. If these laws, or interpretations of these laws, change in the future, possibly with retroactive effect, the information provided in this summary may no longer be accurate. If you are a citizen or resident of a country other than the Republic of Korea, the information contained in this summary may not be applicable to you.

The tax consequences and regulatory requirements associated with participating in this offer are based on complex laws, which may be subject to varying interpretations, and the application of such laws may depend, in large part, on the surrounding facts and circumstances. This discussion does not apply to every specific transaction that may occur in connection with this offer. Moreover, it may not apply to your particular tax or financial situation, and we are not in a position to assure you of any particular result. Therefore, we recommend that you consult with your own tax and/or legal adviser to determine the consequences of taking or not taking any action concerning your Eligible Options under this offer and to determine how the laws in your country apply to your specific situation.

How is the tax on the amount received upon the cancellation of my Eligible Options calculated?

When your Eligible Options are cancelled, you are subject to salary tax and social insurance contributions on the cash amount received for such options.

What are the tax withholding and reporting obligations regarding transactions under this offer?

Your employer is not required to withhold any salary tax incurred upon the cancellation of your Eligible Options. Unless your employer performs a “year-end settlement of accounts” on your behalf, you are responsible for reporting the cancellation of your Eligible Options on your annual income tax return for the year in which the taxes are incurred, and for paying all applicable income taxes.

Your employer will withhold any social insurance contributions from the cash amount received for the Eligible Options at the time of payment and pay such contributions to the Republic of Korea’s social insurance funds.

Data Privacy Consent

By submitting an election to cancel your Eligible Options or, thereafter, by submitting a withdrawal of your election to cancel your Eligible Options, in writing or electronically, you voluntarily, expressly, and unequivocally consent to and authorize the collection, processing (including, but not limited to, the registration, organization, adaptation, recordation, disclosure, including to third parties, modification, extraction, consultation, dissemination, blocking, deletion, destruction, use, storage or in any other manner putting together or combining, of such personal data), and transfer of your personal data,

•	including, to the extent possible under applicable law, your sensitive personal data,

•	in any jurisdiction,

•	by and among us, our subsidiaries or third parties, or by and among our authorized personnel, authorized personnel in our subsidiaries or third parties,

•	that is necessary and for as long as necessary, and

•	for the exclusive purposes of implementing, administering or managing your participation in this offer.

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You may request a list with the name and address of any potential recipients of your personal data. In addition, you may request a translation of this consent, where such translation is required under the applicable law. You may, at any time, review the personal data, request additional storage and processing of the personal data, require any necessary update or correction to the personal data, or withdraw your consent in writing by contacting us or our relevant subsidiary. Please note that the withdrawal of your consent may affect our ability to administer your participation in this offer.

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Appendix J

A Guide to Issues in Singapore

The following is a summary of some of the tax issues arising under the current tax laws in Singapore and is not intended to be and does not constitute legal or tax advice. While this summary is considered to be a correct interpretation of existing laws in force, no assurance can be given that courts or fiscal authorities responsible for the administration of such laws will agree with this interpretation or that changes in such laws will not occur. The summary is limited to a general description of certain tax consequences in Singapore with respect to this offer and does not purport to be a comprehensive nor exhaustive description of all of the tax considerations that may be relevant to a decision to participate in this offer. Prospective participants of this offer should consult their tax and legal advisors regarding Singapore tax and other tax consequences of taking or not taking any action concerning their Eligible Options under this offer. It is emphasized that neither Serena, its Directors nor any other persons involved in this offer accepts responsibility for any tax effects or liabilities resulting from this offer.

General

Singapore tax residents are subject to Singapore income tax on income that is accrued in or derived from Singapore and on foreign income received in Singapore, subject to certain exceptions.

All individuals resident and non-resident, subject to certain exceptions, are subject to income tax on the income accrued in or derived from Singapore. With effect from year of assessment 2005 (i.e. for financial calendar year ending in 2004), all foreign-source income received in Singapore by all individuals will be exempt from Singapore tax.

An individual is a tax resident in Singapore in a year of assessment if, in the preceding year, he or she was physically present in Singapore or exercised an employment in Singapore (other than as a director of a company) for 183 days or more, or if he or she resides in Singapore. For a Singapore tax resident individual, the rate of tax will vary according to the individual’s circumstances but is subject to a maximum rate of 22% (the maximum tax rate will be reduced to 21% with effect from the year of assessment 2006 i.e. calendar year 2005 and then further reduced to 20% in the year of assessment 2007 i.e. calendar year 2006).

Cancellation of Eligible Options

Any gains or profits, directly or indirectly, derived by any individual from a right or benefit granted on or after 1st January 2003 to acquire shares in any company shall, where the right or benefit is obtained by that person by reason of any office or employment held by him or her, be deemed to be income chargeable to tax as gains or profits from employment, accruing at such time and of such amount as determined at the time where the right or benefit is exercised, assigned, released or acquired. Accordingly, you will be subject to income tax on the amount you receive from the cancellation of the Eligible Options granted to you.

Every employer is obliged to declare the full amount of remuneration, whether in cash or otherwise, paid or payable to any individual employed by him or her and accordingly required to declare the value of any rights or benefits provided to its employees, save those which are not taxable under current extra-statutory concessions. The employer is not required to withhold any income tax incurred from the cancellation of the Eligible Options granted to you unless it constitutes payment of remuneration to a non-resident director. You are, however, responsible for reporting the income tax incurred from the cancellation of your Eligible Options, and for paying all applicable taxes.

Data Privacy Consent

By submitting an election to cancel your Eligible Options or, thereafter, by submitting a withdrawal of your election to cancel your Eligible Options, in writing or electronically, you voluntarily, expressly, and unequivocally consent to and authorize the collection, processing (including, but not limited to, the registration,

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organization, adaptation, recordation, disclosure, including to third parties, modification, extraction, consultation, dissemination, blocking, deletion, destruction, use, storage or in any other manner putting together or combining, of such personal data), and transfer of your personal data,

•	including, to the extent possible under applicable law, your sensitive personal data,

•	in any jurisdiction,

•	by and among us, our subsidiaries or third parties, or by and among our authorized personnel, authorized personnel in our subsidiaries or third parties,

•	that is necessary and for as long as necessary, and

•	for the exclusive purposes of implementing, administering or managing your participation in this offer.

You may request a list with the name and address of any potential recipients of your personal data. In addition, you may request a translation of this consent, where such translation is required under the applicable law. You may, at any time, review the personal data, request additional storage and processing of the personal data, require any necessary update or correction to the personal data, or withdraw your consent in writing by contacting us or our relevant subsidiary. Please note that the withdrawal of your consent may affect our ability to administer your participation in this offer.

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Appendix K

A Guide to Issues in Sweden

Set forth below is a general summary of certain significant tax consequences and regulatory requirements associated with participating in this offer in Sweden under existing laws in Sweden. This summary is based on tax and regulatory laws as well as administrative and judicial interpretations in effect as of December 2005. If these laws, or interpretations of these laws, change in the future, possibly with retroactive effect, the information provided in this summary may no longer be accurate. If you are a citizen or resident of a country other than Sweden, the information contained in this summary may not be applicable to you.

The tax consequences and regulatory requirements associated with participating in this offer are based on complex laws, which may be subject to varying interpretations, and the application of such laws may depend, in large part, on the surrounding facts and circumstances. This discussion does not apply to every specific transaction that may occur in connection with this offer. Moreover, it may not apply to your particular tax or financial situation, and we are not in a position to assure you of any particular result. Therefore, we recommend that you consult with your own tax and/or legal adviser to determine the consequences of taking or not taking any action concerning your Eligible Options under this offer and to determine how the laws in your country apply to your specific situation.

How is the tax on the amount received upon the cancellation of my Eligible Options calculated?

If your Eligible Options vested prior to July 1, 1998, you are subject to capital gains tax on any amount you receive for the cancellation of your Eligible Options that exceeds the value of your Eligible Options on the date such options vested.

If your Eligible Options vested on or after July 1, 1998, you are subject to income tax on any amount you receive for the cancellation of your Eligible Options.

What are the tax withholding and reporting obligations regarding transactions under this offer?

If your Eligible Options vested prior to July 1, 1998, your employer is not required to withhold any income tax or report the amount received by you for the Eligible Options. You are responsible for reporting the capital gain or loss on your annual income tax return for the year in which the cash amount is received and for paying all applicable taxes.

If your Eligible Options vested on or after July 1, 1998, your employer is required to withhold any income tax on the amount received by you for the Eligible Options at the time of cancellation. Your employer also is required to report the amount received by you for the Eligible Options. You are responsible for reporting the capital gain or loss on your annual income tax return for the year in which the cash amount is received. However, because the entire amount you receive from the cancellation of your Eligible Options will be deemed income and subject to income tax, you will not realize any capital gain or loss from the cancellation. Accordingly, you should report “zero” capital gain or loss on your annual income tax return.

Data Privacy Consent

By submitting an election to cancel your Eligible Options or, thereafter, by submitting a withdrawal of your election to cancel your Eligible Options, in writing or electronically, you voluntarily, expressly, and unequivocally consent to and authorize the collection, processing (including, but not limited to, the registration, organization, adaptation, recordation, disclosure, including to third parties, modification, extraction, consultation, dissemination, blocking, deletion, destruction, use, storage or in any other manner putting together or combining, of such personal data), and transfer of your personal data,

•	including, to the extent possible under applicable law, your sensitive personal data,

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•	in any jurisdiction,

•	by and among us, our subsidiaries or third parties, or by and among our authorized personnel, authorized personnel in our subsidiaries or third parties,

•	that is necessary and for as long as necessary, and

•	for the exclusive purposes of implementing, administering or managing your participation in this offer.

You may request a list with the name and address of any potential recipients of your personal data. In addition, you may request a translation of this consent, where such translation is required under the applicable law. You may, at any time, review the personal data, request additional storage and processing of the personal data, require any necessary update or correction to the personal data, or withdraw your consent in writing by contacting us or our relevant subsidiary. Please note that the withdrawal of your consent may affect our ability to administer your participation in this offer.

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Appendix L

A Guide to Issues in Switzerland

Set forth below is a general summary of certain significant tax consequences and regulatory requirements associated with participating in this offer in Switzerland under existing laws in Switzerland. This summary is based on tax and regulatory laws as well as administrative and judicial interpretations in effect as of December 2005. If these laws, or interpretations of these laws, change in the future, possibly with retroactive effect, the information provided in this summary may no longer be accurate. If you are a resident of a country other than Switzerland at any time during the period from the option grant to the option cancellation, the information contained in this summary may not be applicable to you.

The tax consequences and regulatory requirements associated with participating in this offer are based on complex laws, which may be subject to varying interpretations, and the application of such laws may depend, in large part, on the surrounding facts and circumstances. This discussion does not apply to every specific transaction that may occur in connection with this offer. Moreover, it may not apply to your particular tax or financial situation, and we are not in a position to assure you of any particular result. Therefore, we recommend that you consult with your own tax and/or legal adviser to determine the consequences of taking or not taking any action concerning your Eligible Options under this offer and to determine how the laws in your country apply to your specific situation.

How is the tax on the amount received upon the cancellation of my Eligible Options calculated?

Depending on the canton in which you reside, you may previously have been subject to income tax and social insurance contributions on the value of your tendered Eligible Options at the time of grant or at the time of vesting. If you were previously subject to income tax and social insurance contributions on the value of your tendered Eligible Options at the time of grant or at the time of vesting, the cash amount you receive for the option cancellation may be capital gain on movable property and could therefore be tax-exempt. Be aware that an additional taxation could occur if certain conditions are met, such as the accelerated ending of an existing waiting period.

If you were not previously subject to income tax and social insurance contributions on your tendered Eligible Options, the cash amount you receive for such options is income on which you are subject to income tax and social insurance contributions.

What are the tax withholding and reporting obligations regarding transactions under this offer?

If you are a resident of Switzerland, and are a Swiss citizen or a holder of a long-term residence permit from the Swiss immigration authorities, your employer is not required to withhold any income tax. It is your responsibility to report and pay all applicable income taxes with your annual income tax return for the year in which the taxes are incurred. However, your employer will withhold any social insurance contributions on the amount realized by you at the time of payment. Your employer also will report the amount realized by you in your certificate of salary.

If you are a resident of Switzerland, but are not a Swiss citizen or a holder of a long-term residence permit from the Swiss immigration authorities, your employer is required to withhold income tax and social security contributions on the amount received by you for the tendered Eligible Options at the time of payment. Your employer also is required to report the amount received by you for such options.

Data Privacy Consent

By submitting an election to cancel your Eligible Options or, thereafter, by submitting a withdrawal of your election to cancel your Eligible Options, in writing or electronically, you voluntarily, expressly, and unequivocally consent to and authorize the collection, processing (including, but not limited to, the registration,

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organization, adaptation, recordation, disclosure, including to third parties, modification, extraction, consultation, dissemination, blocking, deletion, destruction, use, storage or in any other manner putting together or combining, of such personal data), and transfer of your personal data,

•	including, to the extent possible under applicable law, your sensitive personal data,

•	in any jurisdiction,

•	by and among us, our subsidiaries or third parties, or by and among our authorized personnel, authorized personnel in our subsidiaries or third parties,

•	that is necessary and for as long as necessary, and

•	for the exclusive purposes of implementing, administering or managing your participation in this offer.

You may request a list with the name and address of any potential recipients of your personal data. In addition, you may request a translation of this consent, where such translation is required under the applicable law. You may, at any time, review the personal data, request additional storage and processing of the personal data, require any necessary update or correction to the personal data, or withdraw your consent in writing by contacting us or our relevant subsidiary. Please note that the withdrawal of your consent may affect our ability to administer your participation in this offer.

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Appendix M

A Guide to Issues in Taiwan

Set forth below is a general summary of certain significant tax consequences and regulatory requirements associated with participating in this offer in Taiwan under existing laws in Taiwan. This summary is based on tax and regulatory laws as well as administrative and judicial interpretations in effect as of December 2005. If these laws, or interpretations of these laws, change in the future, possibly with retroactive effect, the information provided in this summary may no longer be accurate. If you are a citizen or resident of a country other than Taiwan, the information contained in this summary may not be applicable to you.

The tax consequences and regulatory requirements associated with participating in this offer are based on complex laws, which may be subject to varying interpretations, and the application of such laws may depend, in large part, on the surrounding facts and circumstances. This discussion does not apply to every specific transaction that may occur in connection with this offer. Moreover, it may not apply to your particular tax or financial situation, and we are not in a position to assure you of any particular result. Therefore, we recommend that you consult with your own tax and/or legal adviser to determine the consequences of taking or not taking any action concerning your Eligible Options under this offer and to determine how the laws in your country apply to your specific situation.

How is the tax on the amount received upon the cancellation of my Eligible Options calculated?

According to the Ruling issued by the Ministry of Finance (“MOF”) on 17 May 2005, the difference between the market price of the stocks on the date of exercise and the actual exercise price is deemed “other income” of the participating employees and subject to income tax. While this ruling of the MOF is related to taxation of an employee’s stock option, the same tax principle should be applicable to this offer. Therefore, you should include the cash amount received from this offer in your annual income tax return and pay income tax thereon accordingly.

According to the Labour Insurance Statutes and the National Health Insurance Act, in addition to the government subsidy, an employee shall bear 70% of the labor insurance premium and 60% for the health insurance premium based on the his or her regular salary. However, since the cash amount you received from this offer will not deemed as a regular payment, such amount will not be included as a part of your regular salary in calculating the premiums payable.

What are the tax withholding and reporting obligations regarding transactions under this offer?

Your employer is not required to withhold any income tax incurred upon this offer according to the Income Tax Act. However, your employer should report the cash amount you received from this Cancellation Program to the tax authorities and also issue non-withholding tax statements to you. You are responsible for reporting the cash amount received from this offer in your annual income tax return for the year in which the cash amount is received and paying income tax thereon accordingly.

Data Privacy Consent

By submitting an election to cancel your Eligible Options or, thereafter, by submitting a withdrawal of your election to cancel your Eligible Options, in writing or electronically, you voluntarily, expressly, and unequivocally consent to and authorize the collection, processing (including, but not limited to, the registration, organization, adaptation, recordation, disclosure, including to third parties, modification, extraction, consultation, dissemination, blocking, deletion, destruction, use, storage or in any other manner putting together or combining, of such personal data), and transfer of your personal data,

•	including, to the extent possible under applicable law, your sensitive personal data,

•	in any jurisdiction,

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•	by and among us, our subsidiaries or third parties, or by and among our authorized personnel, authorized personnel in our subsidiaries or third parties,

•	that is necessary and for as long as necessary, and

•	for the exclusive purposes of implementing, administering or managing your participation in this offer.

You may request a list with the name and address of any potential recipients of your personal data. In addition, you may request a translation of this consent, where such translation is required under the applicable law. You may, at any time, review the personal data, request additional storage and processing of the personal data, require any necessary update or correction to the personal data, or withdraw your consent in writing by contacting us or our relevant subsidiary. Please note that the withdrawal of your consent may affect our ability to administer your participation in this offer.

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Appendix N

A Guide to Issues in the United Kingdom

Set forth below is a general summary of certain significant tax consequences and regulatory requirements associated with participating in this offer in the United Kingdom under existing laws in the United Kingdom. This summary is based on tax and regulatory laws as well as administrative and judicial interpretations in effect as of December 2005. If these laws, or interpretations of these laws, change in the future, possibly with retroactive effect, the information provided in this summary may no longer be accurate. If you are a citizen or resident of a country other than the United Kingdom, the information contained in this summary may not be applicable to you.

The tax consequences and regulatory requirements associated with participating in this offer are based on complex laws, which may be subject to varying interpretations, and the application of such laws may depend, in large part, on the surrounding facts and circumstances. This discussion does not apply to every specific transaction that may occur in connection with this offer. Moreover, it may not apply to your particular tax or financial situation, and we are not in a position to assure you of any particular result. Therefore, we recommend that you consult with your own tax and/or legal adviser to determine the consequences of taking or not taking any action concerning your Eligible Options under this offer and to determine how the laws in your country apply to your specific situation.

How is the tax on the amount received upon the Cancellation of my Eligible Options calculated?

When your Eligible Options are cancelled, you are subject to income tax at your marginal tax rate on the cash amount received for such options.

In addition, you are subject to employees’ National Insurance Contributions (“NIC”) on the cash amount received for the Eligible Options, at the rate of 11% on weekly earnings of between £94.01 to £630, and 1% on earnings in excess of £630 a week. However, you are not subject to NIC if your Eligible Options were granted between April 6, 1999 and May 19, 2000 and the exercise price of the Eligible Options exceeded the value of the underlying stock on November 7, 2000.

What are the tax withholding and reporting obligations regarding transactions under this offer?

Your employer is required to withhold any income tax and NIC that are imposed upon the cancellation at the time of payment and, as a result, this payment will be put through Serena’s payroll so that PAYE and NIC can be deducted. Your employer also is required to report any income received by you for cancellation of your Eligible Options.

You should report the gains from the tender and cancellation of your Eligible Options on the share schemes page of any U.K. self-assessment tax return that you are required to complete.

Am I subject to stamp duty upon the cancellation of my Eligible Options?

You are not subject to stamp duty upon the cancellation of your Eligible Options.

Data Privacy Consent

By submitting an election to cancel your Eligible Options or, thereafter, by submitting a withdrawal of your election to cancel your Eligible Options, in writing or electronically, you voluntarily, expressly, and unequivocally consent to and authorize the collection, processing (including, but not limited to, the registration, organization, adaptation, recordation, disclosure, including to third parties, modification, extraction, consultation, dissemination, blocking, deletion, destruction, use, storage or in any other manner putting together or combining, of such personal data), and transfer of your personal data,

•	including, to the extent possible under applicable law, your sensitive personal data,

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•	in any jurisdiction,

•	by and among us, our subsidiaries or third parties, or by and among our authorized personnel, authorized personnel in our subsidiaries or third parties,

•	that is necessary and for as long as necessary, and

•	for the exclusive purposes of implementing, administering or managing your participation in this offer.

You may request a list with the name and address of any potential recipients of your personal data. In addition, you may request a translation of this consent, where such translation is required under the applicable law. You may, at any time, review the personal data, request additional storage and processing of the personal data, require any necessary update or correction to the personal data, or withdraw your consent in writing by contacting us or our relevant subsidiary. Please note that the withdrawal of your consent may affect our ability to administer your participation in this offer.

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